UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

CAREGUIDE, INC.
(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

CAREGUIDE, INC.

4401 N.W. 124th AVENUE

CORAL SPRINGS, FLORIDA 33065

(954) 796-3714

_____________________________________________

INFORMATION STATEMENT

_____________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Stockholder,

This Information Statement is being furnished to you, as a record holder of common stock, par value $0.01 per share (the “Common Stock”) or Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of CareGuide, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”) to inform you of (i) the approval on July 14, 2008 of resolutions by our Board of Directors (the “Board”) proposing amendments (the “Certificates of Amendment”) to our Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) to (A) effect a reverse split of the Common Stock (the “Reverse Split”) pursuant to which each 100,000 shares of Common Stock registered in the name of a stockholder holding at least 100,000 shares of Common Stock immediately prior to the effective time of the Reverse Split will be converted and combined into one share of Common Stock, followed immediately thereafter by a forward split of the Common Stock (the “Forward Split” and, together with the Reverse Split, the “Reverse/Forward Stock Split”) pursuant to which each share of Common Stock registered in the name of a stockholder holding at least one share of Common Stock immediately after the effective time of the Reverse Split, including fractions thereof for holders holding in excess of one whole share following the Reverse Split, will be converted and subdivided into 100,000 shares of Common Stock and (B) increase the number of authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares (the “Authorized Share Increase”) and (ii) our receipt of written consents effective as of July 17, 2008 (the “Approval Date”), approving such amendments by the requisite stockholders.

Under Section 228 of the Delaware General Corporation Law (the “DGCL”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that are necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and consented to such action in writing. Under Section 242 of the DGCL, the approval of the Reverse/Forward Stock Split and the Authorized Share Increase requires the affirmative vote or written consent of a majority of the votes entitled to be cast by holders of each of (a) the issued and outstanding shares of Common Stock, voting as a separate class and (b) the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis. Each holder of Common Stock is entitled to one vote per share held of record on any matter which may properly come before the stockholders, and each holder of a share of Preferred Stock is entitled to that number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock may then be converted. As of the Approval Date and the date hereof, each share of Preferred Stock was and is convertible into five shares of Common Stock. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect and ratify the Reverse/Forward Stock Split and the Authorized Share Increase as early as possible in order to accomplish the purposes described in this Information Statement, we obtained written consents approving the Reverse/Forward Stock Split and the Authorized Share Increase from holders of the requisite voting power.

As of the Approval Date and the date hereof, there were and are 67,538,976 shares of Common Stock and 6,250,000 shares of Preferred Stock issued and outstanding. Stockholders holding 41,073,003 shares of our issued and outstanding Common Stock, or 60.8% of the total Common Stock class vote, have approved the Reverse/Forward Stock Split and the Authorized Share Increase. In addition, stockholders holding 6,250,000 shares of our issued and outstanding Preferred Stock, or 100% of such class, have approved the Reverse/Forward Stock Split and the Authorized Share Increase. Therefore, on an as-converted to Common Stock basis, stockholders holding 72,323,003 shares of Common Stock, or 73.2% of our total voting power on an as-converted basis, have approved the Reverse/Forward Stock Split and the Authorized Share Increase. The resolutions adopted by the Board and the written consents of the stockholders grant us the authority to file the Certificates of Amendment. The Certificates of Amendment cannot be filed with the Secretary of State of the State of Delaware until at least 20 calendar days after the date this Information Statement is first mailed to our stockholders. As a result, it is anticipated that the Certificates of Amendment will be filed with the Secretary of State of the State of Delaware,

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and the Reverse/Forward Stock Split and Authorized Share Increase will be consummated, on ___________, 2008, or as soon thereafter as practicable.

You are urged to read this Information Statement in its entirety for a description of the Reverse/Forward Stock Split and the Authorized Share Increase.

As a result of the Reverse/Forward Stock Split, stockholders owning fewer than 100,000 shares of Common Stock will be paid, in lieu of fractional shares, cash in an amount equal to $0.14 per share for each share of Common Stock owned immediately prior to the Reverse Split and will no longer be stockholders. The holdings of all other stockholders will remain unchanged. Please note, if you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the record holder of those shares. Accordingly, even though your broker is expected to provide Continental Stock Transfer and Trust Company, who will act as our exchange and payment agent (the “Exchange Agent”), with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the Exchange Agent, you should instruct your broker to transfer your shares into a record account in your name immediately. If your broker holds more than 100,000 shares of our Common Stock in the aggregate, we cannot ensure that you will be paid cash in lieu of fractional interests with respect to such shares.

We intend to finance the purchase of fractional shares through the sale and issuance of additional shares of Preferred Stock for gross proceeds of up to $4.0 million, as described in this Information Statement (the “Financing”). The intended effect of the Reverse/Forward Stock Split is to reduce the number of record holders of Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Reverse/Forward Stock Split has the intended effect, we intend to immediately file with the Securities and Exchange Commission (the “Commission”) a Certificate and Notice of Termination of Registration under Section 12(g) of the Exchange Act on Form 15 to terminate the registration of our Common Stock. Immediately upon filing the Form 15, our obligation to file periodic reports with the Securities and Exchange Commission (the “Commission”), such as quarterly, annual and current reports on Forms 10-Q, 10-K and 8-K, respectively, will be suspended, and we will no longer be subject to the Commission’s proxy rules. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. Deregistration of our Common Stock will be effective 90 days after the filing of the Form 15, although this period may be accelerated by the Commission.

The Reverse/Forward Stock Split was approved by the Board upon the recommendation of a duly appointed special committee of the Board comprised entirely of independent directors (the “Special Committee”) formed to evaluate the fairness of the Reverse Split from a financial point of view to our unaffiliated stockholders who would cease to be stockholders following the Reverse Split and to recommend a price to effect the cash out of fractional interests that is fair to those stockholders. Although the Reverse/Forward Stock Split has been approved by the requisite stockholders, the Board may determine not to effect the Reverse/Forward Stock Split under certain circumstances. We have entered into an agreement with certain of our existing investors to issue additional shares of Preferred Stock in order to finance the payment of cash for fractional shares as part of the Reverse Split (the “Financing”). However, if the Board elects to abandon the Reverse Split prior to the closing of the Financing we may, under certain circumstances, be required to pay a termination fee of $160,000 plus expenses to the investor group that has committed to finance the cash out of fractional interests in connection with the Reverse Split.

This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the DGCL, solely for the purpose of informing stockholders of the Reverse/Forward Stock Split, the Authorized Share Increase, the Financing and the other transactions described herein before they take effect. This Information Statement also serves as notice of the action taken by stockholders without a meeting, pursuant to Section 228(e) of the DGCL.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS INFORMATION STATEMENT OR THE TRANSACTIONS DESCRIBED IN THIS INFORMATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS DESCRIBED IN THIS INFORMATION STATEMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Information Statement is dated _____________, 2008 and is first being mailed to our stockholders on or about ________________, 2008. We will pay the expenses of furnishing this information statement to stockholders, including the cost of preparing, assembling and mailing this Information Statement.

ii

By Order of the Board of Directors,

/s/ Chris E. Paterson

Chris E. Paterson

Chief Executive Officer

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Table of Contents

Page

FORWARD-LOOKING STATEMENTS	1
SUMMARY TERM SHEET	2
QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT AND THE AUTHORIZED SHARE INCREASE	5
SPECIAL FACTORS	12
GENERAL INFORMATION ABOUT THE REVERSE/FORWARD STOCK SPLIT	31
GENERAL INFORMATION ABOUT THE AUTHORIZED SHARE INCREASE	43
INFORMATION ABOUT THE COMPANY	45
INFORMATION ABOUT OTHER FILING PERSONS	53
INDEMNIFICATION OF DIRECTORS AND OFFICERS	57
AVAILABLE INFORMATION	58
NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	58
SIGNATURE	59
Annex A-1/A-2	Certificates of Amendment
Annex B	Fairness Opinion
Annex C	Stockholders Agreement
Annex D	Certificate of Designations
Annex E-1/E-2	Financial Statements

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FORWARD-LOOKING STATEMENTS

This Information Statement and other reports that we file with the Commission contain forward-looking statements about our business. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may” and similar expressions are intended to identify forward-looking statements, which speak only as of the date of this Information Statement. Neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Future events and actual results could differ materially from those described in, contemplated by or underlying the forward-looking statements. Some of these risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Reverse/Forward Stock Split;
•	the failure of the Reverse/Forward Stock Split to be consummated for any other reason, including, without limitation, failure to consummate the Financing;
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the outcome of any legal proceedings that may be instituted against us and others relating to the Reverse/Forward Stock Split, the deregistration of our Common Stock, or the termination of the quotation of our Common Stock on the OTC Bulletin Board;

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the occurrence of any event, change or other circumstance that could prevent or delay us from deregistering our Common Stock, including, without limitation, any failure of the Reverse/Forward Stock Split to result in the reduction of the number of our stockholders of record to below 300;

•	the effect of the Reverse/Forward Stock Split and deregistration of our Common Stock on our customer relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Reverse/Forward Stock Split and the other transactions described herein;
•	the amount of cost savings that we expect to achieve as a result of deregistering our Common Stock; and
•

the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which you are urged to read in their entirety in connection with any decision to buy or sell or engage in any other kind of transaction involving our Common Stock in advance of the consummation of the Reverse/Forward Stock Split.

For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement. Except as specified in Commission regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement.

SUMMARY TERM SHEET

The following is a summary of the material information regarding the Reverse/Forward Stock Split and the Authorized Share Increase. For a more complete description of the terms and effects of the Reverse/Forward Stock Split and the Authorized Share Increase, you are urged to read carefully the entire Information Statement and each of the documents that we have attached as Annexes to this Information Statement.

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Upon the recommendation of the Special Committee of the Reverse Split, the Board has unanimously approved a 1-for-100,000 Reverse Split of our Common Stock, followed immediately thereafter by a 100,000-for-1 Forward Split of our Common Stock. See the information under the caption “General Information About the Reverse/Forward Stock Split” in this Information Statement.

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Our Board has also unanimously approved increasing the number of authorized shares of our Common Stock under our Certificate of Incorporation from 100,000,000 shares to 200,000,000 shares. We intend to effect the Authorized Share Increase in order to provide us with additional flexibility to use our capital stock for future business and financial purposes, including the issuance of shares pursuant to convertible securities outstanding as of the date of this Information Statement and shares of Preferred Stock that we intend to issue in connection with the Financing. See the information under the captions “General Information About the Authorized Share Increase” and “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split” in this Information Statement.

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The approval of the Reverse/Forward Stock Split and the Authorized Share Increase requires the affirmative vote or written consent of a majority of the votes entitled to be cast by holders of each of (a) the issued and outstanding shares of Common Stock, voting as a separate class, and (b) the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis. Each share of Preferred Stock outstanding has the same voting power as five shares of Common Stock. Stockholders holding 41,073,003 shares of our issued and outstanding Common Stock, or 60.8% of the total Common Stock class vote, executed written consents approving the Authorized Share Increase and the Reverse/Forward Stock Split. In addition, stockholders holding 6,250,000 shares of our issued and outstanding Preferred Stock, or 100% of such class, executed written consents approving the Authorized Share Increase and the Reverse/Forward Stock Split. Therefore, on an as-converted to Common Stock basis, stockholders holding 72,323,003 shares of Common Stock, or 73.2% of our total voting power on an as-converted basis, have approved the Reverse/Forward Stock Split and the Authorized Share Increase. See the information under the captions “General Information About the Reverse/Forward Stock Split—Vote Required” and “General Information About the Authorized Share Increase—Vote Required” in this Information Statement.

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The Reverse/Forward Stock Split and the Authorized Share Increase will be effected pursuant to the filing of the Certificates of Amendment attached to this Information Statement as Annexes A-1 and A-2 with the Secretary of State of the State of Delaware.

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When the Reverse/Forward Stock Split becomes effective, if you hold at least 100,000 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not be entitled to receive any cash payment. You will not need to take any immediate action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of such certificates (although we may contact you after the completion of the Reverse/Forward Stock Split to reissue you a new certificate representing the same number of shares). See the information under the captions “Special Factors—Effects of the Reverse/Forward Stock Split” and “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

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When the Reverse/Forward Stock Split becomes effective, if you hold fewer than a total of 100,000 shares of Common Stock, you will receive a cash payment of $0.14 per pre-split share. As soon as practicable after the Reverse/Forward Stock Split, you will be notified and asked to surrender your stock certificates to our Exchange Agent. You should allow for approximately five business days after mailing for the Exchange Agent to receive your stock certificates surrendered. Upon receipt of a properly completed letter of transmittal and your stock certificates by the Exchange Agent, you will receive your cash payment within approximately seven to 10 business days. See the information under the captions “Special Factors—Effects of the

Reverse/Forward Stock Split” and “General Information About the Reverse/Forward Stock Split—Exchange of Certificates for Cash Payment” in this Information Statement.

Please note, if you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the record holder of those shares. Accordingly, even though your broker is expected to provide our Exchange Agent with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the Exchange Agent, you should instruct your broker to transfer your shares into a record account in your name immediately. If your broker holds more than 100,000 shares of our Common Stock in the aggregate, we cannot ensure that you will be paid cash in lieu of fractional interests with respect to such shares.

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The Reverse/Forward Stock Split will not affect holders of our outstanding Preferred Stock, options and warrants to purchase shares of our Common Stock, whether exercisable or unexercisable, or outstanding convertible promissory notes. Holders of those convertible and exercisable securities will, following the Reverse/Forward Stock Split, continue to hold such securities and their terms will not be affected. See the information under the caption “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement.

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When the Reverse/Forward Stock Split becomes effective, we intend to terminate the registration of our Common Stock with the Commission. Upon termination of our registration, we will no longer file periodic reports with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will not be subject to the Commission’s proxy rules. See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse/Forward Stock Split” and “General Information About the Reverse/Forward Stock Split—Termination of Exchange Act Registration” in this Information Statement.

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The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time associated with completing the transactions contemplated by the Reverse/Forward Stock Split and the cost and time savings we expect to result from the termination of our obligations as a public reporting company. We expect that Michael J. Condron, our executive vice chairman and a member of our Board, will become our chief executive officer upon the earlier of the deregistration of our Common Stock or December 31, 2008. Our current chief executive officer, Chris E. Paterson, is expected to continue to serve in that role until the transition to Mr. Condron is complete. See the information under the caption “General Information About the Reverse/Forward Stock Split—Conduct of Our Business After the Reverse/Forward Stock Split” in this Information Statement.

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The Special Committee retained the services of a financial advisory firm, Navigant Consulting, Inc. (“Navigant”), to render an opinion as to the fairness from a financial point of view of the consideration to be paid to the unaffiliated holders of shares of our Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders. See the information under the caption “Special Factors—Summary of Fairness Opinion” in this Information Statement. The full text of the written opinion of Navigant, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. You are urged to, and should, read the opinion of Navigant carefully and in its entirety.

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For those stockholders who receive a cash payment as a result of the Reverse/Forward Stock Split, your receipt of cash will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. For our continuing stockholders who retain their Common Stock immediately following the Reverse/Forward Stock Split without the receipt of a cash payment, you will not recognize any gain or loss for federal income tax purposes. See the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse/Forward Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your particular circumstances.

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Stockholders are not entitled to appraisal rights under either our governance documents or the DGCL. See the information under the caption “General Information About the Reverse/Forward Stock Split—Appraisal

Rights” in this Information Statement.

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Under the rules of the Commission, certain individuals and entities are required to provide certain disclosures to our stockholders in order for us to effect the Reverse/Forward Stock Split. These entities and individuals are: (1) the Company; (2) Psilos Group Partners, L.P., a Delaware limited partnership (“Psilos Fund I”), (3) Psilos Group Partners II, L.P., a Delaware limited partnership (“Psilos Fund II”), (4) Psilos/CareGuide Investment, L.P., a Delaware limited partnership (“Psilos/CareGuide,” and, together with Psilos Fund I and Psilos Fund II, the “Psilos Funds”), (5) Derace Schaffer, M.D., a member of our Board, (6) John Pappajohn, a member of our Board, (7) Essex Woodlands Health Ventures IV, L.P., a Delaware limited partnership (“Essex IV”), (8) Essex Woodlands Health Ventures V, L.P., a Delaware limited partnership (“Essex V” and, together with Essex IV, the “Essex Funds”), and (9) Hickory Venture Capital Corporation (“Hickory,” and, together with the Psilos Funds, the Essex Funds, Dr. Schaffer and Mr. Pappajohn, the “Investor Group”). In this Information Statement, we refer to the Company and the Investor Group collectively as the “Filing Persons.” See the information under the captions “Information About the Company” and “Information About Other Filing Persons” in this Information Statement.

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The Reverse/Forward Stock Split is expected to be financed by the sale and issuance of additional shares of our Preferred Stock to the Investor Group for gross proceeds of up to $4.0 million. The terms and conditions of the Financing are set forth in a stock purchase agreement (the “Purchase Agreement”) by and among the Company and each of the parties in the Investor Group. The Investor Group’s obligations under the Purchase Agreement are expressly contingent on, among other things, the consummation of the Reverse/Forward Stock Split and deregistration of our Common Stock with the Commission. If we are unable to consummate the Reverse/Forward Stock Split or the deregistration of our Common Stock, or if we are unable to satisfy any of the other conditions set forth in the Purchase Agreement, we may not receive any proceeds under the Purchase Agreement and therefore may not be able to consummate the transactions described in this Information Statement. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Purchase Agreement” in this Information Statement.

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Upon consummation of the Reverse/Forward Stock Split and the other transactions described in this Information Statement, we also intend to enter into a stockholders agreement (the “Stockholders Agreement”), substantially in the form attached to this Information Statement as Annex C, with certain of our continuing stockholders. The Investor Group and certain of our directors and officers have agreed to become parties to the Stockholders Agreement upon the closing of the Financing and, following the consummation of the Reverse/Forward Stock Split, all other continuing stockholders will be contacted regarding becoming parties to the Stockholders Agreement. The Stockholders Agreement will provide to each stockholder party to it certain rights, including registration rights, the right, under certain circumstances, to purchase shares of stock proposed to be transferred by other stockholders who are party to the agreement or to sell stock along with such stockholder, and, for the Investor Group only, the right to specified financial information and preemptive rights to purchase its pro rata portion of equity securities that we may issue, subject, in all circumstances, to the terms of the Stockholders Agreement. Stockholders who are party to the agreement will also be subject to certain obligations, including restrictions on their ability to transfer their shares and an agreement to vote their shares in favor of the Board members designated by the Psilos Funds, the Essex Funds, Mr. Pappajohn and Dr. Schaffer and, in certain circumstances, to vote in favor of a “sale of the Company” (as such term is defined in the Stockholders Agreement), to the extent such a sale is approved by holders of at least two-thirds of the outstanding Preferred Stock. Upon the consummation of the Reverse/Forward Stock Split, we will not be obligated, except as may be provided by law, to provide continuing stockholders other than members of the Investor Group with any ongoing financial information about us. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

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Our Board has unanimously determined that the Reverse/Forward Stock Split, including the other transactions contemplated in connection with the Reverse/Forward Stock Split, is fair to and in the best interests of all of our unaffiliated stockholders, including those stockholders who will receive only cash as a result of the Reverse/Forward Stock Split as well as those stockholders who will continue as stockholders after the consummation of the Reverse/Forward Stock Split. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. We may terminate the Purchase Agreement in order to engage in a transaction that the Board concludes in good faith is (1) on terms and conditions materially more favorable from a financial point of view to our stockholders than those contemplated by the Reverse/Forward Stock Split, (2) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay and (3) for which financing, to the extent required, is committed (a “Superior Offer”), if the Board concludes in good faith that such action is required in order for the Board to comply with its fiduciary obligations to our stockholders under applicable law. If we terminate the Purchase Agreement as a result of a Superior Offer, we would be obligated to pay the Investor Group $160,000 plus all of its out-of-pocket costs and expenses, including reasonable legal fees and expenses (the “Termination Fee”), incurred in connection with the Purchase Agreement and the transactions contemplated by it. See the disclosure under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split” in this Information Statement.

QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT AND THE AUTHORIZED SHARE INCREASE

Following are some questions about the Reverse/Forward Stock Split, the Authorized Share Increase and the related transactions that may be raised by our stockholders, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. You are urged to read carefully the entire Information Statement and each of the documents that we have attached as Annexes to this Information Statement.

Q:   What are some of the advantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split may have the following advantages, among others:
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we will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant costs related to complying with our obligations as a public company. We estimate that following our deregistration we will save approximately $750,000 before taxes annually and a portion of approximately $250,000 in one-time expense, as a result of not having to incur certain external auditor, consulting and legal fees and other expenses, including the hiring of additional personnel, related to preparation for and ongoing compliance with the internal controls audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which we would become subject to beginning with our fiscal year ending December 31, 2009;

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small stockholders will not be obligated to pay any commissions in connection with the Reverse/Forward Stock Split. However, if you hold your shares through a nominee your nominee may charge you a fee;

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we believe we will be able to achieve overhead reductions associated with the Reverse/Forward Stock Split without negatively affecting our business operations. Since we will no longer have to comply with the public reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act, we will no longer need to incur certain expenses relating to printing and mailing stockholder documents, Commission filing fees and personnel time required to comply with our obligations under certain federal securities laws;

•	we will be able to provide complete liquidity for our stockholders holding fewer than 100,000 shares where there has, recently, been limited liquidity available through the public trading markets; and
•	we may benefit from not having to reveal detailed financial and operational information to the public and our competitors.

See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse/Forward Stock Split” and “Special Factors—Potential Advantages of the Reverse/Forward Stock Split” in this Information Statement.

Q:   What are some of the disadvantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split may have the following disadvantages, among others:
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stockholders owning fewer than 100,000 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing. Instead, such stockholders will be cashed out, will no longer be stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

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stockholders holding our Common Stock following the Reverse/Forward Stock Split will no longer have readily available to them all of the legally mandated information regarding our operations and financial results that is currently available in our filings with the Commission;

•	it will be more difficult for us to access the public capital markets;
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the termination of our Exchange Act registration will make many of the provisions of the Exchange Act that are intended to protect investors, such as certain short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13, no longer applicable;

•	the Sarbanes-Oxley Act, which imposed many additional rules and regulations on public companies that were designed to protect investors, will no longer apply to us; and
•	stockholders will no longer have certain other rights and protections that the federal securities laws give to stockholders of public companies.

See the information under the caption “Special Factors—Potential Disadvantages of the Reverse/Forward Stock Split” in this Information Statement.

Q:   What are some of the factors that the Board considered in approving the Reverse/Forward Stock Split?

A:	The Board considered numerous factors in approving the Reverse/Forward Stock Split, including:
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the financial presentations and analyses of management, the Special Committee and Navigant regarding the Reverse/Forward Stock Split, including Navigant’s valuation of the Company and determination of a range of fair prices per pre-split share;

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the Board’s discussions and conclusions about the fairness of the price of $0.14 per pre-split share to be paid following the Reverse/Forward Stock Split to our stockholders owning fewer than 100,000 shares of our Common Stock at the time of the Reverse/Forward Stock Split;

•	the recommendation of the Special Committee to the Board regarding the fairness of the Reverse Split to our stockholders;
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the opinion of Navigant to the effect that, as of June 18, 2008 (the date of the opinion), consideration of $0.14 per pre-split share is fair, from a financial point of view, to holders of shares of Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders;

•	the projected tangible and intangible cost savings to us by terminating our status as a public company; and
•	the fact that there has been only a limited public trading market for our Common Stock.

For a more comprehensive review of the factors considered by the Board, see the information under the caption “Special Factors” in this Information Statement.

Q:	What will the effect of the Reverse/Forward Stock Split be?
A:	The effect of the Reverse/Forward Stock Split will be as follows:

•

when the Reverse/Forward Stock Split becomes effective, if you are a holder of at least 100,000 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not be entitled to receive any cash payment. You will not need to take any immediate action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates, although you may be contacted after the transaction to exchange your stock certificates for stock certificates appropriate for a private company;

•

when the Reverse/Forward Stock Split becomes effective, if you are a holder of fewer than 100,000 shares of Common Stock, you will receive a cash payment of $0.14 per pre-split share. As soon as practicable after the Reverse/Forward Stock Split, you will be notified and asked to surrender your stock certificates to the Exchange Agent. You should allow for approximately five business days after mailing for the Exchange Agent to receive your stock certificates surrendered. Upon receipt of a properly completed letter of transmittal and your stock certificates by the Exchange Agent, you will receive your cash payment within approximately seven to 10 business days; and

•

the Reverse/Forward Stock Split will not affect holders of our outstanding Preferred Stock or options and warrants to purchase shares of our Common Stock, whether exercisable or unexercisable, or outstanding convertible promissory notes. Holders of these convertible and exercisable securities will, following the Reverse/Forward Stock Split, continue to hold such securities and their terms will not be affected.

Stockholders holding our Common Stock in “street name” (i.e., in a brokerage account) may be subject to special requirements. Please carefully review the information under the caption “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement.

Q:	How will payment for shares be effected?
A:

As soon as practicable after the Reverse/Forward Stock Split, the Exchange Agent will send all stockholders with stock certificates representing the right to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s stock within approximately seven to 10 business days after receiving such letter of transmittal and accompanying stock certificate. In the event we are unable to locate a stockholder, or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holder pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Please do not send your stock certificates to us or the Exchange Agent until after you have received the instructions. See the information under the caption “General Information About the Reverse/Forward Stock Split—Exchange of Certificates for Cash Payment” in this Information Statement.

Q:   What are the interests of our directors and executive officers in the Reverse/Forward Stock Split and the Financing?

A:             As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius Venture Partners I, L.P. (“Radius”), upon the closing of the Financing), we estimate that our directors and executive officers and their affiliated entities, collectively, will increase their beneficial ownership of our Common Stock from approximately 64% to 82%. The number of shares held by our directors and officers immediately prior to the Reverse/Forward Stock Split will remain substantially unchanged as a result of the Reverse/Forward Stock Split. Those of our directors who are participating or who are representatives of investors who are participating in the Financing will increase their beneficial ownership as a result of the Financing. Their aggregate interest will also increase as a percentage of outstanding shares due to the retirement of fractional shares purchased by us as part of the Reverse/Forward Stock Split. Each share of Preferred Stock is, and each share of Preferred Stock to be issued in the Financing initially will be, convertible into five shares of Common Stock. See the information under the caption “Information About the Company—Interests of our Executive Officers and Directors in the Reverse/Forward Stock Split and the Financing” in this Information Statement.

Q:   What is the interest of the Investor Group in the Reverse/Forward Stock Split and the Financing?

A:             As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius upon the closing of the Financing), we estimate that the Investor Group will increase its aggregate beneficial ownership of our Common Stock from approximately 74% to 90%. The number of shares of Common Stock and Preferred Stock held by the Investor Group immediately prior to the Reverse/Forward Stock Split will remain substantially unchanged as a result of the Reverse/Forward Stock Split. However, its aggregate percentage ownership of our Common Stock on an as-converted basis will increase due to the retirement of fractional shares purchased by us as part of the Reverse Split, as well as its acquisition of additional shares of Preferred Stock in the Financing. In addition, the Investor Group will have certain rights not shared by our other stockholders under the Stockholders Agreement, including the right to designate members of our Board, the right to receive periodic financial information about us and preemptive rights to purchase our equity securities that may be issued from time to time. See the information under the caption “Information About Other Filing Persons—Interests of the Investor Group in the Reverse/Forward Stock Split and the Financing” in this Information Statement.

Q:	What if I hold shares of Common Stock in “street name”?
A:

If you hold shares of our Common Stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. We intend to treat stockholders holding shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name. Accordingly, if you hold 100,000 or more shares of Common Stock in street name you will remain a stockholder after consummation of the Reverse/Forward Stock Split. On the other hand, if you hold fewer than 100,000 shares of Common Stock in street name it is intended that you receive cash for your shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 100,000 or more shares in the aggregate. Therefore, depending upon your nominee’s procedures, your nominee may not be obligated to treat the Reverse/Forward Stock Split as affecting its beneficial holders’ shares and you may not receive cash for your fractional interests. If you hold fewer than 100,000 shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register your holdings to ensure that you receive the cash payment of $0.14 per share. See the information under the caption “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement.

Q:

What if I hold 100,000 or more shares of Common Stock in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 100,000 shares?

A:

We do not intend to pay cash to holders of 100,000 or more shares of our Common Stock in the aggregate. In the event that you hold a total of 100,000 or more shares of Common Stock, but these shares are divided up among multiple brokerage and/or record accounts, each with fewer than 100,000 shares, our Exchange Agent will attempt to contact you at the address we have on record or through your brokerage to make the necessary arrangements to register and, where applicable, aggregate your positions. However, there can be no assurance that our Exchange Agent will be able to contact you or, where applicable, that our Exchange Agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts. If you hold a total of 100,000 or more shares of Common Stock divided up among multiple brokerage and/or record accounts, each with fewer than 100,000 shares, we urge you to contact your broker immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse/Forward Stock Split. See the information under the caption “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement.

Q:	Can the Board determine that a different ratio should be used for the Reverse Split?
A:

The Board may at any time prior to the effectiveness of the Reverse Split, and only with the consent of the Investor Group, determine to use a different ratio if necessary to reduce the number of our record holders in order to effect the deregistration of our Common Stock under the Exchange Act, or if it is otherwise in our best interest or the best interest of our stockholders to do so. If the Board alters the ratio, we will provide you with notice through an amendment to this Information Statement.

Q:	Can the Board determine not to proceed with the Reverse/Forward Stock Split?

A:

The Board may determine not to proceed with the Reverse/Forward Stock Split if it believes that abandoning the Reverse/Forward Stock Split is in our best interest and the best interest of our stockholders. If the Board determines not to proceed with the Reverse/Forward Stock Split, we will continue to operate our business as presently conducted. In addition, the Board may determine not to proceed with the Reverse/Forward Stock Split in order to consider and/or pursue a Superior Offer. However, if we abandon the Reverse/Forward Stock Split in order to consider and/or pursue a Superior Offer, we will have to pay the Termination Fee to the Investor Group pursuant to the terms of the Purchase Agreement. See the information under the caption “General Information About the Reverse/Forward Stock Split—Reservation of Rights” in this Information Statement.

Q:	What are the federal income tax consequences of the Reverse/Forward Stock Split to me?
A:

If you are not subject to any special rules that may be applicable to you under federal tax laws, then generally, a stockholder receiving cash in exchange for his, her or its shares or in lieu of fractional shares in connection with the Reverse/Forward Stock Split will recognize capital gain or loss for United States federal income tax purposes. A continuing stockholder who does not receive any cash for fractional shares as a result of the Reverse/Forward Stock Split generally will not recognize any gain or loss for United States federal income tax purposes. See the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse/Forward Stock Split” in this Information Statement. We urge you, however, to consult with your personal tax advisor with regard to the individual tax consequences to you of the Reverse/Forward Stock Split.

Q:	What information will I be able to get about the Company if I continue to hold stock after the Reverse/Forward Stock Split?
A:

After the Reverse/Forward Stock Split, other than to members of the Investor Group, we do not intend to make available to our stockholders any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

Q:   What is the total cost of the Reverse/Forward Stock Split to the Company?

A:            We estimate that we will pay up to approximately $1.1 million to cash out fractional shares as part of the Reverse/Forward Stock Split, and an additional approximately $940,000 to separately repurchase shares, at a price of $0.14 per share, held by Radius upon the closing of the Financing. In addition, we anticipate incurring approximately $1 million in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse/Forward Stock Split and related transactions. See the information under the caption “General Information About the Reverse/Forward Stock Split—Fees and Expenses” in this Information Statement.

Q:	What does the deregistration of our Common Stock mean?
A:

Following the Reverse/Forward Stock Split, we expect to have fewer than 300 stockholders of record, which will enable us to terminate the registration of our Common Stock under the Exchange Act. Following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the Commission, and beginning 90 days after such deregistration, our executive officers, directors and 10% stockholders will no longer be required to file reports with the Commission relating to their transactions in our Common Stock. Our shares of Common Stock will not be registered on any stock exchange, and we expect that our Common Stock will cease to be quoted on the OTC Bulletin Board and that any trading in our Common Stock would continue only in privately negotiated sales. See the information under the captions “Special Factors—Purposes of and Reasons for the Reverse/Forward Stock Split” and “General Information About the Reverse/Forward Stock Split—Termination of Exchange Act Registration” in this Information Statement.

Q:	Am I entitled to appraisal rights in connection with the Reverse/Forward Stock Split?
A:

You are not entitled to appraisal rights under either our governance documents or the DGCL. See the information under the caption “General Information About the Reverse/Forward Stock Split—Appraisal Rights” in this Information Statement.

Q:	At what prices has our stock traded recently?

A:            As of the date of this Information Statement, our Common Stock is traded on the OTC Bulletin Board. From January 1, 2008, through July 17, 2008 (the date immediately prior to our announcement of the Reverse/Forward Stock Split), the closing price of our Common Stock ranged between $0.06 and $0.10 per share. Following the announcement on July 18, 2008 of our intention to undertake the Reverse/Forward Stock Split, through the date of this Information Statement, the closing price of our Common Stock has ranged between $0.11 and $0.12 per share. See the information under the caption “Information About the Company—Price Range of Common Stock” in this Information Statement.

Q:	How is the Reverse/Forward Stock Split being financed?
A:

The Reverse/Forward Stock Split is expected to be financed by the sale and issuance by us of additional shares of Preferred Stock to the Investor Group for gross proceeds of up to $4.0 million of Preferred Stock. The Financing is expressly contingent on, among other things, the filing of the amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split and the filing of the necessary materials with the Commission to effect the deregistration of our Common Stock. If we are unable to consummate the deregistration of our Common Stock, we may not receive the proceeds needed to purchase the fractional interests resulting from the Reverse Split. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split” in this Information Statement.

Q:	Why is the Company undertaking the Authorized Share Increase?

A:            The Board has approved the Authorized Share Increase in order to provide us with additional flexibility to use our capital stock for future business and financial purposes, including the issuance of shares pursuant to convertible securities outstanding as of the date of this Information Statement and shares of Preferred Stock that we intend to issue in connection with the Financing. In addition to the 67.5 million shares of Common Stock outstanding as of the date of this Information Statement, we have reserved:

•	approximately 16.3 million shares of Common Stock for issuance upon exercise of options granted or which may be granted under our stock option plans;
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approximately 6.0 million shares of Common Stock for issuance upon exercise of warrants currently held by the Investor Group as well as certain of our current and former directors, executive officers and service providers;

•

a maximum of approximately 11.2 million shares of Common Stock for issuance upon exercise of warrants that may be granted in the future to the Investor Group as guarantors of our indebtedness under a line of credit facility (assuming a market price of our Common Stock of $0.01 per share to be used to calculate the exercise price of such warrants and the number of shares issuable thereunder, which is the lowest allowable market price under the terms of the warrants);

•	a maximum of approximately 7.5 million shares of Common Stock that may be issued upon conversion of outstanding convertible promissory notes (the “Convertible Notes”);
•	approximately 31.3 million shares of Common Stock for issuance upon conversion of currently outstanding shares of Preferred Stock; and
•	a maximum of approximately 33.3 million shares of Common Stock for issuance upon conversion of shares of Preferred Stock that may be issued in the Financing.

In the Reverse/Forward Stock Split, we currently estimate that we will repurchase approximately 7.6 million shares of Common Stock. In addition, we expect to separately repurchase approximately 6.7 million shares from Radius at a price of $0.14 per share upon the completion of the Financing. Therefore, after the Authorized Share Increase and the Reverse/Forward Stock Split, we estimate that we may have up to approximately 158.8 million shares of Common Stock outstanding or reserved for future issuance.

See the information under the caption “General Information About the Authorized Share Increase” in this Information Statement.

Q:	Does the Company currently have any plans to issue additional shares of capital stock?
A:

Other than as described in this Information Statement, including as a result of the Financing, we do not currently have any definitive plans to issue additional shares of our capital stock. However, the Authorized Share Increase is intended to give us additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except as may be required by law or by the terms of any agreements to which we are a party. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other purposes.

Q:	Who are the Filing Persons?
A:

For the purposes of this Information Statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our stockholders in order for us to effect the Reverse/Forward Stock Split. In addition to the Company, the Filing Persons include each member of the Investor Group. See the information under the captions “Information About the Company” and “Information About Other Filing Persons” in this Information Statement.

Q:	Who can help answer my questions?

A.

If you have additional questions about the Reverse/Forward Stock Split, the Authorized Share Increase, the Financing or any of the other disclosures in this Information Statement, you should contact us at (954) 796-3714.

SPECIAL FACTORS

Purposes of and Reasons for the Reverse/Forward Stock Split

The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. We believe that deregistration of our Common Stock would result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act and our ability to reallocate management resources currently deployed to comply with applicable federal securities laws.

The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost of being a public company. Those costs may be summarized as follows:

•	Our historical costs associated with being a public company are approximately $500,000 annually, before taxes.
•

Beginning in our fiscal year ending December 31, 2009, as a public company we would need to comply with the auditor attestation provisions of Section 404 of the Sarbanes-Oxley Act (“Section 404”), which require the filing of an attestation report of our independent registered public accounting firm on management’s assessment of our internal control over financial reporting. Adding Section 404 attestation procedures will increase our ongoing costs significantly, including:

o	increasing the cost of the annual audit process by approximately $100,000;
o	increasing annual consulting and legal fees that we incur by approximately $75,000; and
o	increasing our annual personnel costs (primarily as a result of new hires related to Section 404) by approximately $75,000.
•

We also expect that we would incur a total one-time expense of approximately $100,000 for documentation and implementation of internal systems and other consulting fees and a total one-time audit expense of approximately $150,000 relating to preparation for compliance with the audit attestation requirements of Section 404. We have started incurring some of these one-time expenses in advance of our 2009 fiscal year end as we implement the procedures to comply with the audit attestation requirements of Section 404. We will avoid further expenses by ceasing to be a public company.

The dollar amounts set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above.

In addition to increasing costs, the burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act and the implementation of regulatory reforms adopted by the Commission. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our principal executive officer and principal financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few management personnel, these indirect costs are significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting and compliance obligations could be devoted to other purposes, such as operational and strategic projects to promote and improve our business and the interests of our continuing stockholders.

The corporate governance, reporting, internal control documentation, attestation procedures and disclosure compliance obligations required by the Sarbanes-Oxley Act are also disproportionately more burdensome to us based on our size, financial resources, human capital, small number and percentage of shares that are held by unaffiliated stockholders, absence of sustained interest from public investors and securities research analysts and inability to access the capital markets, compared to a larger public company.

The Board also believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The lack of an active trading market for our Common Stock has limited our ability to use our securities as acquisition currency or to attract and retain employees. In addition, the lack of an active trading market for our Common Stock has also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding public company stock. We believe our status as a public company has not only failed to benefit our stockholders materially, but also places an unnecessary financial, management and competitive burden on us.

The Reverse/Forward Stock Split and the deregistration of our Common Stock are also expected to provide small stockholders with an efficient mechanism to liquidate their equity interest at a fair price for their shares and without a broker’s commission. Based on information available to us, we estimate that we presently have an aggregate of approximately 300 record holders of our Common Stock and 1,150 beneficial holders of our Common Stock. Approximately 1,120 of our beneficial holders own fewer than 100,000 shares each. In the aggregate, the shares held by these small holders comprise less than 15% of our outstanding shares of Common Stock, but represented approximately 97% of our total number of beneficial holders.

Strategic Alternatives Considered By the Board

In making the determination to proceed with the Reverse/Forward Stock Split, the Board evaluated other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Reverse/Forward Stock Split because the Board believed that the Reverse/Forward Stock Split would be the simplest and most cost-effective approach to achieve the purposes described in this Information Statement. These alternatives were:

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Self-tender offer.   The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. However, due to the voluntary nature of a self-tender, the Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders to fewer than 300 and to terminate our public reporting requirements under the Exchange Act. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse/Forward Stock Split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares. The Board did not believe it was in the best interest of our stockholders to incur such additional expenses without reasonable assurances that a tender offer would result in the reduction of our record stockholders to fewer than 300.

•	Asset Sale or Other Business Combination. The Board considered selling substantially all of our assets or undertaking another type of business combination. However, the Board was unsuccessful in securing a counterparty to such a transaction on terms that the Board considered fair and in our best interest and the best interest of our stockholders.

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Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders and therefore remaining a public company. However, due to the significant and increasing costs of being public, the Board believed that maintaining the status quo would be detrimental to all of our stockholders. We would continue to incur the costs of being a public company without realizing the benefits of public company status. Furthermore, the Board believed that smaller stockholders would not be able to efficiently liquidate their investment in us in the foreseeable future.

Effects of the Reverse/Forward Stock Split and the Financing

Effects on the Number of Our Authorized and Outstanding Shares and Registered Holders

The following table illustrates the principal effects of the Reverse/Forward Stock Split and the Financing on shares of our Common Stock based on the number of shares issued and outstanding as of the date hereof, and the number of shares authorized following the consummation of the Authorized Share Increase and Reverse/Forward Stock Split:

	Prior to the Reverse/Forward Stock Split and Authorized Share Increase	After the Reverse/Forward Stock Split and Authorized Share Increase
Shares of Common Stock Authorized	100,000,000	200,000,000
Shares Issued and Outstanding (1)	67,538,976	53,180,803
Shares Reserved for Issuance(2)	105,627,230	105,627,230
Common Shares Available for Issuance	0	41,191,967
Number of Estimated Beneficial Holders	1,150	30
Number of Estimated Holders of Record	300	30

(1) Amount after the Reverse/Forward Stock Split and Authorized Share Increase assumes the repurchase of approximately 7.6 million shares from holders of less than 100,000 shares of Common Stock and the repurchase of approximately 6.7 million shares from Radius upon completion of the Financing.

(2) Amounts before and after the Reverse/Forward Stock Split reflect the reservation of (i) approximately 16.3 million shares of Common Stock reserved for issuance pursuant to our equity incentive plans; (ii) approximately 6.0 million shares of Common Stock underlying currently issued and outstanding warrants; (iii) approximately 7.5 million shares of Common Stock representing the maximum number of shares of Common Stock issuable upon conversion of the Convertible Notes; (iv) approximately 31.3 million shares of Common Stock representing the number of shares of Common Stock issuable upon conversion of Preferred Stock issued and outstanding as of the date hereof; (v) approximately 11.2 million shares of Common Stock underlying the maximum number of warrants that may be issued, after the date hereof, to the Investor Group in respect of certain guarantees of our indebtedness under a line of credit facility and (vi) approximately 33.3 million shares of Common Stock representing the maximum number of shares of Common Stock issuable upon conversion of the Preferred Stock that may be issued in connection with the Financing (assuming gross proceeds of $4.0 million). With respect to clauses (v) and (vi) above, in the event that fewer warrants are issued to the Investor Group or fewer shares of Preferred Stock are issued in the Financing, additional shares of Common Stock would be available for issuance.

This reduction in the number of our holders of record will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. Additionally, certain provisions of the Exchange Act will no longer apply, such as the proxy rules and the short-swing profit recovery provisions of Section 16(b).

Stockholders receiving cash in lieu of fractional shares will be paid $0.14 for each share of Common Stock held immediately prior to the Reverse/Forward Stock Split.  Shares we repurchase as a result of the Reverse/Forward Stock Split will be retired and will be authorized but unissued shares. The Reverse/Forward Stock Split will not alter the relative voting and other rights of our outstanding Common Stock or the voting and other rights of our Preferred Stock.  Each share of Common Stock that remains outstanding after the completion of the Reverse/Forward Stock Split will continue to entitle its owner to one vote, and regarding matters presented to holders of shares of Common Stock, owners of shares of Preferred Stock will still be entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted.   Each share of Preferred Stock is currently, and each share of Preferred Stock to be issued in the Financing will initially be, convertible into five shares of Common Stock following the Reverse/Forward Stock Split and the Financing. As

the table above illustrates, the number of shares of our Common Stock outstanding will be reduced as a result of the Reverse/Forward Stock Split, but the number of shares of Common Stock authorized for issuance will remain unchanged (other than as a result of the Authorized Share Increase).

Completion of the Reverse/Forward Stock Split is expected to require approximately $2.9 million of cash, which includes the acquisition costs of the Common Stock being cashed out as a result of the transaction as well as advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. We will rely on the Financing to fund the repurchase of fractional shares following the Reverse/Forward Stock Split. As a result, we will issue additional shares of Preferred Stock, and continuing stockholders will incur significant dilution. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split” in this Information Statement.

If the Reverse/Forward Stock Split is consummated, we intend to apply for the termination of the registration of our Common Stock under the Exchange Act as soon as practicable after completion of the Reverse/Forward Stock Split. The Reverse/Forward Stock Split is expected to reduce the number of our stockholders of record from approximately 300 to approximately 30, based on recent stockholder records and determined in accordance with the rules promulgated by the Commission with respect to calculating stockholders of record. Upon suspension of our reporting obligations under the Exchange Act, we expect that our Common Stock will cease to be quoted on the OTC Bulletin Board.

The termination of the registration of our Common Stock under the Exchange Act means that certain provisions of the Exchange Act, such as proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, are no longer applicable to us. Other than to satisfy certain information obligations we have to the Investor Group under the Stockholders Agreement and as may be required by law, we do not anticipate issuing any financial or other reports to stockholders after we deregister our Common Stock.

We have no current plans to issue Common Stock or securities convertible into, or exercisable for, Common Stock after the deregistration of our Common Stock, other than pursuant to options to purchase shares of our Common Stock currently held by our officers and directors that have been previously approved by our Board or reserved for issuance under our equity incentive plans, pursuant to the exercise of warrants to purchase Common Stock currently outstanding or committed to be issued as described in this Information Statement, or pursuant to the conversion of outstanding Preferred Stock and Preferred Stock to be issued in the Financing. As described elsewhere in this Information Statement, we have also issued the Convertible Notes that by their terms may be converted into shares of Common Stock, although we currently expect that our obligations under the Convertible Notes will be satisfied in cash.  However, we reserve the right to issue shares of our Common Stock, or securities convertible into, or exercisable for, shares of our Common Stock, at any time and from time to time, at prices and on terms as our Board determines to be in our best interest. Continuing stockholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, except those rights that will be specifically granted to the Investor Group under the Stockholders Agreement. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

Effects on Holders of Fewer Than 100,000 Shares

Once the Reverse/Forward Stock Split is effected, a stockholder owning less than an aggregate of 100,000 shares of Common Stock immediately prior to the Reverse/Forward Stock Split will:

•	have his, her or its stock ownership right converted into a right to receive a cash payment equal to $0.14 per share of Common Stock held immediately prior to the Reverse Split;

•	no longer have any equity interest in us and therefore will not participate, as a stockholder, in our future potential earnings or growth, if any;

•	no longer be entitled to vote as a stockholder; and

•	possibly be required to pay federal, state, and local income taxes, as applicable, on the cash amount received for the purchase of the shares cashed out pursuant to the Reverse/Forward Stock Split.

Please note, if you hold fewer than 100,000 shares of our Common Stock before the Reverse/Forward Stock Split and wish to continue to be a stockholder after the Reverse/Forward Stock Split, you may seek to purchase, prior to the effective time of the Reverse/Forward Stock Split, sufficient additional shares to cause you to hold a minimum of 100,000 shares at the effective time of the Reverse/Forward Stock Split. However, we cannot assure you that any shares will be available for purchase or that the Board will not change the ratio prior to the effective time of the Reverse/Forward Stock Split. If the Board changes the ratio, we will notify you of such change through an amendment to this Information Statement. You may, as a result of any such change, be required to purchase additional shares in order to remain a stockholder following such Reverse/Forward Stock Split, and we cannot assure you that such shares would be available for purchase.

Special Considerations for Shares Held in Street Name

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If you hold shares of our Common Stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. We intend to treat stockholders holding shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name. Accordingly, if you hold 100,000 or more shares of Common Stock in street name you will remain a stockholder after consummation of the Reverse/Forward Stock Split. On the other hand, if you hold fewer than 100,000 shares of Common Stock in street name it is intended that you receive cash for your shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 100,000 or more shares in the aggregate. Therefore, depending upon your nominee’s procedures, your nominee may not be obligated to treat the Reverse/Forward Stock Split as affecting its beneficial holders’ shares and you may not receive cash for your fractional interests. If you hold fewer than 100,000 shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register your holdings to ensure that you receive the cash payment of $0.14 per share.

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We do not intend to pay cash to holders of 100,000 or more shares of our Common Stock in the aggregate. In the event that you hold a total of 100,000 or more shares of Common Stock, but these shares are divided up among multiple brokerage and/or record accounts, each with fewer than 100,000 shares, our Exchange Agent will attempt to contact you at the address we have on record or through your brokerage to make the necessary arrangements to register and, where applicable, aggregate your positions. However, there can be no assurance that our Exchange Agent will be able to contact you or, where applicable, that our Exchange Agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts. If you hold a total of 100,000 or more shares of Common Stock divided up among multiple brokerage and/or record accounts, each with fewer than 100,000 shares, we urge you to contact your broker immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse/Forward Stock Split.

Effects on Continuing Stockholders

If the Reverse/Forward Stock Split is implemented, stockholders owning 100,000 shares or more of Common Stock immediately prior to the Reverse/Forward Stock Split will:

•	continue to be stockholders and will therefore continue to participate, as a stockholder, in our future potential earnings or growth, if any;

•	not receive a cash payment for any of their shares;

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increase their percentage ownership of our Common Stock because such stockholders will continue to own the same number of shares of Common Stock they owned prior to the Reverse/Forward Stock Split, while the number of shares of Common Stock outstanding will be reduced following the transaction (although stockholders will suffer significant dilution caused by Preferred Stock issued in the Financing);

•	face a potential decrease in the liquidity of their shares because it expected that our Common Stock will no longer be quoted on the OTC Bulletin Board; and

•	receive less information about us and our business operations because we will no longer be subject to the proxy and periodic reporting rules of the Exchange Act.

Following the Reverse/Forward Stock Split, any stockholder who becomes a party to the Stockholders Agreement will be subject to certain restrictions on transfer that may prohibit them from selling or otherwise transferring our stock. Please note, if you hold 100,000 or more shares of our Common Stock before the Reverse/Forward Stock Split, you can only receive cash for all of your shares if, prior to the effective time of the Reverse/Forward Stock Split, you reduce your ownership to fewer than 100,000 shares by selling or otherwise transferring shares to a different holder. However, we cannot assure you that any purchaser for your shares will be available or the price at which you may be able to sell such shares, which could be less than $0.14 per pre-split share. In addition, we cannot assure you that that the Board will not change the ratio prior to the effective time of the Reverse/Forward Stock Split. If the Board changes the ratio, we will notify you of such change through an amendment to this Information Statement. You may, as a result of any such change, be required to sell or transfer additional shares in order to remain a stockholder following such Reverse/Forward Stock Split, and we cannot assure you that any purchaser for your shares will be available or the price at which you may be able to sell such shares, which could be less than $0.14 per share.

Effects on Our Directors and Executive Officers

As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius upon the closing of the Financing), we estimate that our directors and executive officers and their affiliated entities will increase their collective beneficial ownership of our Common Stock from approximately 64% to 82%. The number of shares held by our directors and officers immediately prior to the Reverse/Forward Stock Split will remain substantially unchanged as a result of the Reverse/Forward Stock Split. Those of our directors who are participating, or are representatives of investors who are participating, in the Financing will increase their beneficial ownership as a result of the Financing. Their aggregate interest will also increase as a percentage of outstanding shares due to the retirement of fractional shares purchased by us as part of the Reverse/Forward Stock Split. Each share of Preferred Stock is, and each share of Preferred Stock to be issued in the Financing will initially be, convertible into five shares of Common Stock. See the information under the caption “Information About the Company—Interests of Our Executive Officers and Directors in the Reverse/Forward Stock Split” in this Information Statement. In addition, we expect that all of our directors and executive officers will be parties to the Stockholders Agreement, which will give these holders certain benefits and subject them to certain restrictions. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

Effects on the Investor Group

As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of the maximum $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius upon the closing of the Financing), we estimate that the Investor Group will increase its aggregate beneficial ownership of our Common Stock from approximately 74% to 90%. The number of shares of Common Stock and Preferred Stock held by the members of the Investor Group immediately prior to the Reverse/Forward Stock Split will remain substantially unchanged as a result of the Reverse/Forward Stock Split. However, its aggregate percentage ownership of our Common Stock on an as-converted basis will increase due to the retirement of fractional shares purchased by us as part of the Reverse Split, as well as its acquisition of additional shares of Preferred Stock in the Financing. In addition, the members of the Investor Group will have certain rights not shared by our other stockholders under the Stockholders Agreement, including the right of certain members to designate members of our Board, the right to receive periodic financial information about us and preemptive rights to purchase equity securities that we may propose to issue from time to time. See the information under the caption “Information About Other Filing Persons—Interests of the Investor Group in the Reverse/Forward Stock Split” in this Information Statement.

Effects on Holders of Preferred Stock

The Reverse/Forward Stock Split will have no impact on the outstanding number of shares of Preferred Stock. However, the aggregate percentage ownership of our Common Stock on an as-converted basis represented by the Preferred Stock will increase due to the retirement of fractional shares purchased by us as part of the Reverse/Forward Stock Split, as well as the issuance of additional shares of Preferred Stock in the Financing. As of the date hereof, each share of Preferred Stock is convertible into five shares of Common Stock, and this conversion rate will not be affected by the transactions described in this Information Statement.

Effects on Option and Warrant Holders

Regardless of whether an outstanding stock option or warrant provides a right to purchase less than, equal to or greater than 100,000 shares, the number of shares underlying each such outstanding stock option granted under our equity incentive plans (the “Plans”) and each outstanding warrant to purchase our Common Stock will not change as a result of the Reverse/Forward Stock Split. The Board, as administrator of each of the Plans, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Reverse/Forward Stock Split. Because of the symmetry of the 1-for-100,000 Reverse Split and the 100,000-for-1 Forward Split, the Board has determined that the Reverse/Forward Stock Split will not cause dilution or enlargement of the benefits intended by us to be made available under the Plans or with respect to any outstanding stock options or warrants.

Effects on Convertible Notes

The Reverse/Forward Stock Split will not affect the Convertible Notes. The terms of these Convertible Notes will remain the same after the consummation of the Reverse/Forward Stock Split. The Convertible Notes carry an interest rate of 5% per year, compounding annually, mature on December 8, 2009 and are convertible at maturity into shares of Common Stock. In the event that the value of our Common Stock is equal to or greater than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will automatically convert into shares of Common Stock at $1.50 per share. In the event that such value at the time of conversion is less than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will convert into shares of Common Stock at a conversion price equal to the greater of such value or $1.00 per share, and in such case each holder of a Convertible Note may elect to receive all or a portion of the amounts due under the note in cash in lieu of shares of Common Stock. As a result of the Reverse/Forward Stock Split, including the cashing out of fractional shares at a price of $0.14 per pre-split share and the subsequent deregistration of our Common Stock, we do not believe the holders of the Convertible Notes will elect to convert their notes into Common Stock at $1.00 per share, but will instead request repayment of the Convertible Notes and accrued interest in cash upon maturity. We estimate that, if the Convertible Notes are held to maturity, we will owe approximately $7.5 million to the holders of the Convertible Notes in the aggregate. While we do not currently expect the Convertible Notes to be converted into shares of our Common Stock, in the event that under the terms of the Convertible Notes they are converted into Common Stock, the maximum number of shares of Common Stock that we would be obligated to issue, based on a conversion price of $1.00 per share, is approximately 7.5 million.

Potential Advantages of the Reverse/Forward Stock Split

In addition to providing our smaller stockholders with a cost-effective mechanism to liquidate their shares at a price determined to be fair by the Board and Special Committee and allowing our management to focus its time and resources on developing our business, as opposed to devoting substantial time to compliance with our obligations under the Exchange Act, the Sarbanes-Oxley Act and other federal securities laws, our Board believes we would realize material financial and non-financial benefits from deregistering our Common Stock. The financial benefits may be summarized by the following anticipated cost savings:

The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost of being a public company. Those costs may be summarized as follows:

•	Our historical costs associated with being a public company are approximately $500,000 annually, before taxes.
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Beginning in our fiscal year ending December 31, 2009, as a public company we would need to comply with the auditor attestation provisions of Section 404, which require the filing of an attestation report of our independent registered public accounting firm on management’s assessment of our internal control over financial reporting. Adding Section 404 attestation procedures will increase our ongoing costs significantly, including:

o	increasing the cost of the annual audit process by approximately $100,000;
o	increasing annual consulting and legal fees that we incur by approximately $75,000; and
o	increasing our annual personnel costs (primarily as a result of new hires related to Section 404) by approximately $75,000.

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We also expect that we would incur a total one-time expense of approximately $100,000 for documentation and implementation of internal systems and other consulting fees and a total one-time audit expense of approximately $150,000 relating to preparation for compliance with the audit attestation requirements of Section 404. We have started incurring some of these one-time expenses in advance of our 2009 fiscal year end as we implement the procedures to comply with the audit attestation requirements of Section 404. We will avoid further expenses by ceasing to be a public company.

The dollar amounts set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above.

In addition to increasing costs, the burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act and the implementation of regulatory reforms adopted by the Commission. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our principal executive officer and principal financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few management personnel, these indirect costs are significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting and compliance obligations could be devoted to other purposes, such as operational and strategic projects to promote and improve our business and the interests of our continuing stockholders.

The corporate governance, reporting, internal control documentation, attestation procedures and disclosure compliance obligations required by the Sarbanes-Oxley Act are also disproportionately more burdensome to us based on our size, financial resources, human capital, small number and percentage of shares that are held by unaffiliated stockholders, absence of sustained interest from public investors and securities research analysts and inability to access the capital markets, compared to a larger public company.

The Board also believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The lack of an active trading market for our Common Stock has limited our ability to use our securities as acquisition currency or to attract and retain employees. In addition, the recent lack of an active trading market for our Common Stock has also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding public company stock. We believe our status as a public company has not only failed to benefit our stockholders materially, but also places an unnecessary financial, management and competitive burden on us.

The Reverse/Forward Stock Split and the deregistration of our Common Stock are also expected to provide small stockholders with an efficient mechanism to liquidate their equity interest at a fair price for their shares and without a broker’s commission. Based on information available to us, we estimate that we presently have an aggregate of approximately 300 record holders of our Common Stock and 1,150 beneficial holders of our Common Stock. Approximately 1,120 of our beneficial holders own fewer than 100,000 shares each. In the aggregate, the shares held by these small holders comprise less than 15% of our outstanding shares of Common Stock, but represent approximately 97% of our total number of beneficial holders.

We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split if it determines that abandoning the Reverse/Forward Stock Split is in our best interest and the best interest of our stockholders.

Potential Disadvantages of the Reverse/Forward Stock Split

Stockholders owning fewer than 100,000 shares of Common Stock immediately prior to the effectiveness of the Reverse/Forward Stock Split will, after giving effect to the Reverse/Forward Stock Split, no longer have any equity interest in us and therefore will not participate in our future potential earnings or growth. It is expected that all but approximately 30 record holders will be fully cashed out in the Reverse/Forward Stock Split. It will be difficult or impossible for cashed out stockholders to re-acquire an equity interest in us unless they purchase an interest from the remaining stockholders or an active public market for the Common Stock develops, which the Board believes is unlikely.

The Reverse/Forward Stock Split will require stockholders who own fewer than 100,000 shares of Common Stock to surrender their shares for a cash payment of $0.14 per pre-split share. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse/Forward Stock Split, but the Board has concluded that the completion of the Reverse/Forward Stock Split overall will benefit these stockholders because of, among other reasons, the immediate liquidity provided to them by the transaction at a price determined by the Special Committee and Navigant to be fair, from a financial point of view, to these stockholders.

Potential disadvantages to certain of our stockholders who will remain as stockholders after the Reverse/Forward Stock Split include reduced disclosure of information about us and lack of a liquid market for their Common Stock. When the Reverse/Forward Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements of the Exchange Act or the proxy rules thereunder.

Termination of our registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a non-reporting, privately-held company, our stockholders will have access to our corporate books and records only to the extent provided by the DGCL or required by our directors’ and officers’ fiduciary duties to us and our stockholders, and only the Investor Group will have the information rights set forth in the Stockholders Agreement. Any documents provided to our continuing stockholders may not be as detailed or extensive as the information we currently file with the Commission and deliver to stockholders.

Termination of our registration under the Exchange Act also will make many of the provisions of the Exchange Act intended to protect investors no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock in accordance with Rule 144 under the Securities Act. We will also no longer be subject to the Sarbanes-Oxley Act, which imposes many additional rules and regulations on public companies that were designed to protect investors, including rules related to director independence and certification of financial reports.

Fairness of the Reverse/Forward Stock Split

Following consultation with, and upon the recommendation of, the Special Committee, the Board determined unanimously that the Reverse/Forward Stock Split, including the proposed cash payment of $0.14 per pre-split share to stockholders whose shares will be cashed out, is fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders. Each of the Filing Persons joins us in making the disclosures under the this section “—Fairness of the Reverse/Forward Stock Split” as well as the disclosure immediately below under “—Factors Considered in Determining Fairness.”

Factors Considered in Determining Fairness

Substantive Fairness

With respect to the stockholders whose shares would be cashed out, the Board and the Special Committee relied upon, among other things, a range of estimates of our value on a going concern basis, as determined by Navigant. As described below, Navigant developed ranges of equity values for our Common Stock using income and market approaches to valuation. Using Navigant’s analyses, the Special Committee estimated the value of the Common Stock at a point within Navigant’s supplied range of estimated equity values and then requested that Navigant render an opinion as to the fairness of the proposed consideration to be paid to fractional stockholders following the Reverse Split. The Board adopted the analyses and conclusions of Navigant that the Reverse Split is fair, from a financial point of view, to holders of shares of our Common Stock who will receive cash payments in connection with the Reverse Split and will not be continuing stockholders. With respect to the fairness of the Reverse Split to our continuing stockholders, the Board also relied on the fact that the amount being paid to stockholders being cashed out was not in excess of the range of values determined to be fair by Navigant. You can read more about Navigant’s analysis under the section entitled “—Summary of Fairness Opinion” in this Information Statement.

The Board determined that the primary additional factors supporting the fairness of the Reverse/Forward Stock Split to those unaffiliated stockholders who will be continuing stockholders are the cost reduction anticipated to result from the deregistration of our Common Stock and the anticipated benefit to us by virtue of management’s expected ability to focus more completely on our business and to redeploy resources designed to create value for our continuing stockholders. The Board also noted that the relative voting power of the continuing stockholders would remain unchanged after consummation of the Reverse/Forward Stock Split, before giving effect to the Financing. The Board has also noted that our book value of approximately $0.14 per share as of June 30, 2008, on an as-converted basis, was also supportive of the cash out price selected.

The Board and the Special Committee did not consider, or discounted the effect of, a number of factors that might, under certain circumstances, have been relevant to assessing fairness. For example:

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The Board and Special Committee discounted the effect of current and historical market prices of our shares as a factor since there has not been an active trading market for our Common Stock on the OTC Bulletin Board during the past two years;

•	We have not previously repurchased shares of our Common Stock, and therefore the Board and the Special Committee could not consider any such repurchases as the basis for fairness; and
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The Board and the Special Committee also did not assign any weight to our liquidation value. The liquidation process would involve additional legal fees, costs of sale and other expenses, and, as a result, the Board and the Special Committee believe that our liquidation value would be less than the cash out price of $0.14 per pre-split share.

The Board and the Special Committee believe that an indicator of our value as a going concern is the value of companies comparable to us and our available cash flow. As part of its review, the Board and the Special Committee considered the following:

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The Board and the Special Committee considered Navigant’s valuation analysis, including its market approach using a similar transactions valuation method, in which Navigant analyzed similar transactions in the healthcare services industry and derived a market multiple of business enterprise value compared to revenue, which multiple was then applied to our financial statements. Navigant derived a range of equity values between $0.13 to $0.16 per pre-split share based on this market approach.

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The Board and the Special Committee also considered Navigant’s income approach using a discounted cash flow valuation method, in which it analyzed our future financial projections and discounted our estimated future cash flows to their present values. Navigant derived a range of equity values between $0.12 to $0.18 per pre-split share based on this income approach.

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The Board and the Special Committee noted that the cash out price of $0.14 per pre-split share was within the ranges suggested by both the income approach and the market approach analyses performed by Navigant.

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The Board and the Special Committee also considered Navigant’s opinion that the price of $0.14 per pre-split share to be paid to unaffiliated stockholders in lieu of fractional interests was fair, from a financial point of view, to such stockholders.

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The Board also considered as a positive factor that the shares of Common Stock into which the Preferred Stock being sold in the Financing could be converted had an implied value, based on the conversion of ratio of five shares of Common Stock for one share of Preferred Stock to be purchased for $0.60 per preferred share, or $0.12 per equivalent common share. As the Preferred Stock has rights, privileges and preferences superior to those of the Common Stock, the Board believed that a cash out price for the Common Stock that was higher than the purchase price for the Preferred Stock was an additional indication of fairness to the holders of Common Stock to be cashed out.

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With respect to the fairness of the Reverse/Forward Stock Split to the continuing stockholders, the Board and the Special Committee also relied on the fact that the amount being paid to the stockholders who would be cashed out was not in excess of the ranges of equity valuations provided by Navigant.

Upon the recommendation of the Special Committee, the Board determined that, as provided in Navigant’s fairness opinion, the Reverse Split, including the proposed payment of $0.14 per pre-split share, is fair, from a financial point of view to the stockholders who will be cashed out.

The Board and the Special Committee determined that the fairness of the Reverse Split to those unaffiliated stockholders whose shares will be cashed out was also supported by the fact that these stockholders will receive a cash payment of $0.14 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

The Board (and, as to the second bullet below only, the Special Committee) determined that certain additional factors supported the fairness of the Reverse Split to all of our unaffiliated stockholders, including:

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Sales or transfers to discontinue or retain stock ownership.   Stockholders who would otherwise retain an equity interest in us after the completion of the Reverse/Forward Stock Split may, depending on the demand for their shares and the limited liquidity available through the public market, have some control as to whether they will retain an interest by selling or transferring shares of Common Stock prior to the effectiveness of the Reverse/Forward Stock Split to bring their equity interest to below 100,000 shares and, therefore, be in a position to be cashed out pursuant to the Reverse/Forward Stock Split. However, stockholders contemplating such sales or transfers should note that, although the Reverse/Forward Stock Split has been approved by the requisite stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to its effectiveness if it determines that doing so is in our best interest and the best interest of our stockholders. Alternatively, those stockholders who would otherwise be cashed out pursuant to the Reverse/Forward Stock Split may seek to acquire shares in the market to bring their holdings to at least 100,000 shares and therefore retain an equity interest in us and participate in any future increases in our equity value. The Board did not place undue emphasis on this factor, however, due to the limited trading market for the Common Stock.

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No firm, unconditional offers to acquire control of the Company.   While our Board and management have been involved in discussions with third parties from time to time, we have not received, during the past two years, any firm, unconditional offers for our merger or consolidation with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in our control.

Procedural Fairness

Following consultation with, and upon the recommendation of, the Special Committee regarding the Reverse Split, the Board determined that the Reverse/Forward Stock Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and stockholders who will retain an equity interest in us. In reaching this conclusion, the Board determined that its receipt of an opinion from Navigant was a critical procedural safeguard protecting the interests of all unaffiliated stockholders. Navigant provided an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of our Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders. In connection with providing its fairness opinion, Navigant conducted an independent valuation of the Company and determined a range of equity values per pre-split share of our Common Stock. We did not have any relationship with Navigant prior to this transaction. Navigant and its affiliates provide investment banking, restructuring, valuation, and transaction advisory services to middle market companies, private equity groups, lenders, and other creditor constituencies.

The Board also relied significantly on the independent determination by Navigant of the range of fair prices at which shares of pre-split Common Stock could be cashed out in the Reverse/Forward Stock Split to conclude that the Reverse/Forward Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that we are not paying more than fair market value for the shares that will be cashed out.

The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of our unaffiliated stockholders because the Board believed that any such vote would not provide meaningful additional protection to those unaffiliated stockholders. Based on information available to us, less than 15% of our outstanding Common Stock is held by holders of fewer than 100,000 shares. The Board did not believe it was in our best interest and the best interest of our stockholders to incur the increased costs associated with allowing such a small group to make a determination with respect to the Reverse/Forward Stock Split alone. In addition, the Reverse/Forward Stock Split is a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares. Accordingly, the Board considered that there was a strong possibility that a large percentage of shares held in brokerage accounts would not be voted. Finally, the Board noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

The Board also did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse/Forward Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law. The Board also did not retain an unaffiliated representative because the Special Committee was formed to protect the interests of the unaffiliated stockholders. In addition, one of the main purposes of engaging Navigant was to obtain a third-party valuation to provide assistance to the Special Committee in structuring the Reverse Split to be fair to the unaffiliated stockholders.

The Board has not granted unaffiliated stockholders access to our corporate files, except as required by the DGCL, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board believes that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the DGCL and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

The Board determined that the process leading up to the approval of the Reverse/Forward Stock Split was procedurally fair to the stockholders because of the structural fairness of the Reverse/Forward Stock Split and the safeguards that the Board put into place. The critical procedural safeguards that the Board used were (i) the formation of the Special Committee comprised of independent directors to evaluate and make a recommendation to the full Board regarding the Reverse Split, (ii) the Special Committee’s engagement of independent counsel to advise it on legal matters and (iii) the Special Committee’s engagement of Navigant to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to our unaffiliated stockholders in lieu of the issuance of fractional interests following the consummation of the Reverse Split.

This discussion of the information and factors considered by the Board is not intended to be exhaustive and may not include all of the factors considered. In reaching its determination to approve and recommend the Reverse/Forward Stock Split and the transactions contemplated thereby, the Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Reverse/Forward Stock Split and the transactions contemplated thereby are advisable and in our best interest and the best interest of our stockholders. Rather, the Board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it.

Summary of Fairness Opinion

The Special Committee retained Navigant to act as its financial advisor with respect to the proposed going-private transaction, including the Reverse Split and the cash out of fractional interests. In selecting Navigant, the Special Committee considered, among other things, the fact that Navigant is a nationally recognized financial advisory firm with substantial experience advising companies in the healthcare industry as well as substantial experience providing strategic advisory services. Navigant is engaged in the evaluation of businesses and their debt and equity securities in connection with going-private transactions, mergers and acquisitions, underwritings, private placements and other securities offerings, valuations and general corporate advisory services.

On June 18, 2008, Navigant delivered to the Board its oral opinion, which was subsequently confirmed in writing, that, as of that date and based on and subject to the factors and assumptions set forth in the fairness opinion, the consideration to be paid to the stockholders receiving cash in lieu of fractional shares (the “Fractional Stockholders”) as a result of the Reverse Split was fair from a financial point of view to the Fractional Stockholders. The fairness opinion is directed to the Board and addresses only the fairness of the consideration to be paid to Fractional Stockholders from a financial point of view. The summary of the fairness opinion set forth herein is qualified in its entirety by reference to the full text of the fairness opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion. The fairness opinion is attached as Annex B to this Information Statement and should be read carefully and in its entirety in connection with this Information Statement. Navigant is not obligated to update its fairness opinion after the date of the fairness opinion.

The fairness opinion does not address the relative merits of the proposed Reverse/Forward Stock Split or any alternatives to the transaction, the underlying decision of the Board to proceed with or effect the Reverse/Forward Stock Split or any other aspect of the proposed transaction. Navigant did not determine or recommend the consideration to be paid to the Fractional Stockholders. In furnishing its fairness opinion, Navigant did not represent that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it represent that the fairness opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with rendering the fairness opinion, Navigant performed various reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. The Special Committee did not limit the investigations made or procedures followed by Navigant in giving the fairness opinion. In the course of performing its review and analysis for rendering the fairness opinion, Navigant:

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reviewed the letter and attached term sheet dated April 16, 2008 executed by members of the Investor Group and delivered to us, setting forth to the terms upon which the Investor Group would be willing to undertake the proposed Financing, as well as a June 3, 2008 letter from Michael Barber, M.D., a member of the Special Committee, summarizing the terms of the proposed Reverse Split;

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reviewed our publicly available Commission filings, including its annual reports for the periods ended December 31, 2006 and 2007, which include audited financial statements for the fiscal years 2006 and 2007, as well as quarterly financial reports for fiscal 2006 and 2007;

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reviewed our financial statements, in the form provided to Navigant by our management, for the fiscal years ended December 31, 2006 and December 31, 2007, and for the three-month periods ended March 31, 2007 and March 31, 2008;

•	reviewed minutes of meetings of the Board for the previous two years;
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reviewed a marketing presentation dated April 2008 prepared by our management highlighting our business, ownership, leadership, repositioning strategy, industry trends, competitors, product and service offerings, key customers, and financial information;

•	visited our headquarters in Coral Springs, Florida;
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met with members of our senior and operating management to discuss our operations, repositioning strategy, key customers, historical and prospective financial results, future prospects (including risk factors), net operating loss carryforwards, potential merger/acquisition candidates, and the rationale for the going-private transaction;

•

reviewed publicly available financial data, stock market performance data, and market multiples of companies in the healthcare services, managed health, and healthcare technology sectors for comparative purposes;

•	reviewed recent, arms-length transactions involving similar companies;
•	reviewed our stock price history and reported events; and
•	conducted such other studies, analyses and inquiries as Navigant deemed appropriate.

In rendering the fairness opinion, Navigant has assumed the accuracy and completeness of all of the information that we supplied with respect to our business and our industry. With respect to the financial forecast information furnished to or discussed with Navigant by our management, Navigant assumed that such information was reasonably prepared and that it reflected the best currently available estimates and judgment of our management as to our expected future financial performance.

For purposes of the fairness opinion, it has been represented to Navigant that we have not consummated and do not contemplate any material transaction other than the Reverse/Forward Stock Split, the Financing and those activities undertaken in the ordinary course of business. Navigant does not assume any responsibility for any independent verification of any information provided to it, and Navigant has further relied upon the assurance of our management that it is not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to its analysis.

The following is a summary of Navigant’s material financial analyses used in developing the fairness opinion. Navigant employed accepted valuation practices and methods in reaching its conclusion described in the fairness opinion. The discussion herein does not constitute a complete description of Navigant’s analyses, including the assumptions and methodologies that underlie the analyses that comprise the fairness opinion.

In arriving at its fairness opinion, Navigant considered all of the financial analyses it performed and did not attribute any particular weight to any specific analysis, nor did it reach a conclusion based on any single analysis. Consequently, no single analysis should be considered independently, as it may lead to a misleading conclusion about the Reverse/Forward Stock Split. Instead, Navigant developed its conclusion on the fairness of the payment of $0.14 per pre-split share to the Fractional Stockholders from a financial point of view based on its experience and professional judgment after considering the results of its analyses taken as a whole.

In performing its valuation of us and arriving at a range of Common Stock values on a going concern basis, Navigant performed the following valuation analyses:

•	Discounted Cash Flow Analysis and
•	Similar Transactions Analysis.

Navigant also considered, but did not use, the results of a Guideline Company Analysis in developing its valuation conclusions.

Discounted Cash Flow Analysis. Discounted cash flow (“DCF”) analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. The DCF analysis values an asset as the present value of the sum of (i) its unlevered free cash flows over a forecast period and (ii) its theoretical terminal value at the end of the forecast period. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Our terminal value was calculated based on projected adjusted revenue for 2017 (calculated as 2017 net revenue increased by an assumed long-term growth rate of 3%). While the DCF analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

For purposes of the DCF analysis, Navigant relied upon financial projections provided by our management for fiscal years ending December 31, 2008 through 2017. These include projections for each of our major business lines related to revenue, cost of sales, selling, general and administrative expense, other income, net working capital changes, capital expenditures, and depreciation and amortization. The projections assume that there will not be any strategic acquisitions or material changes in the legal or regulatory environment governing our key businesses. The underlying expectation for our projected performance was that our complex care management and One Care Street™ service lines are expected to increase in revenue substantially as sales efforts and market penetration from these services grow. Navigant reviewed management’s projections against market participant results and closely discussed the results of these forecasts with management to ensure an understanding of the underlying assumptions.

Our management’s projected annual revenue and EBITDA are outlined in the table below:

Year	Revenue	EBITDA	EBITDA Margin
2008	$18,650	$938	5.03%
2009	26,311	4,059	15.43%
2010	33,066	6,734	20.37%
2011	38,464	9,080	23.61%
2012	43,507	11,293	25.96%
2013	47,858	12,422	25.96%
2014	50,729	13,168	25.96%
2015	52,251	13,563	25.96%
2016	53,819	13,969	25.96%
2017	55,433	14,389	25.96%

We have accumulated significant net operating loss carryforwards (“NOLs”) arising from losses prior to and during 2008. These NOLs total $74.8 million as of December 31, 2007 and are expected to increase to $75.9 million by December 31, 2008. Our projections assume that these NOLs will be utilized going forward to offset taxable income. These NOLs are expected to be consumed by 2017 based on our management’s projections and are sufficient to keep us from incurring a tax liability until that time.

A discount rate of 22.0% was used in the DCF analysis, based on a weighted average cost of capital (“WACC”) analysis and an assessment of the specific risks associated with us. WACC measures the costs of debt and equity weighted by the percentage of debt and percentage of equity in a company’s estimated target capital structure. The pretax cost of debt capital was determined based on the Moody’s Baa Corporate Bond Yield. In addition, since interest expense is deductible for income tax purposes, the pretax cost of debt was tax-affected.

The estimated proportion of debt and equity financing utilized a market participant capital structure of 20.0% debt and 80.0% equity.

Combining the sum of the discounted cash flows, including the terminal value, and working capital (as adjusted, based on Navigant’s comparison of our actual working capital as of the valuation date and an analysis of our required level of working capital based on industry research, which Navigant estimated to be 5% of net revenue and which resulted in a negative adjustment to our working capital to account for the possibility that a buyer would have to “infuse” us with additional working capital in order to fund our operations) resulted in our business enterprise value (“BEV”) on a marketable, controlling basis. The value of the interest-bearing debt was subtracted from BEV to indicate the value of equity on a marketable, controlling basis. To this analysis, Navigant applied a minority interest discount and a discount for lack of marketability (due to our lack of liquidity even though we are a public company) to determine the value of equity of the Company on a non-marketable, minority basis.

Navigant performed a sensitivity analysis on the results of the DCF analysis. In assessing terminal year values, Navigant elected to consider terminal growth rates from 2.0% to 6.0% in a DCF sensitivity analysis with a central focus on a 2% to 3% expected terminal growth rate.

Navigant developed a matrix of equity values for us based on an assumption that we would remain independent. Given this matrix, presented below, Navigant, in its professional judgment, estimated a range of value of $12.0 million to $18.0 million, or approximately $0.12 to $0.18 per pre-split share of Common Stock outstanding, assuming the conversion of outstanding Preferred Stock.

	Equity Value
	Terminal year growth rate
		2.0%	3.0%	4.0%	5.0%	6.0%
WACC	18.0%	21,653	22,301	23,041	23,894	24,891
	20.0%	17,599	18,041	18,538	19,101	19,745
	22.0%	14,325	14,636	14,980	15,365	15,798
	24.0%	11,626	11,849	12,094	12,365	12,666
	26.0%	9,363	9,526	9,704	9,899	10,114
	28.0%	7,439	7,561	7,693	7,836	7,992

	Per Share Value
	Terminal year growth rate
		2.0%	3.0%	4.0%	5.0%	6.0%
WACC	18.0%	0.22	0.23	0.23	0.24	0.25
	20.0%	0.18	0.18	0.19	0.19	0.20
	22.0%	0.15	0.15	0.15	0.16	0.16
	24.0%	0.12	0.12	0.12	0.13	0.13
	26.0%	0.09	0.10	0.10	0.10	0.10
	28.0%	0.08	0.08	0.08	0.08	0.08

Similar Transactions Analysis. Navigant also considered the results of a similar transactions analysis in developing its valuation conclusions. A summary of the similar transactions analysis is as follows:

•	Five transactions that occurred between January 1, 2006 and May 15, 2008 and one pending transaction as of May 15, 2008 were considered as part of the similar transactions method.
•	Each transaction involved broadly comparable companies based on businesses in the healthcare service sector and of a comparable size.
•

A BEV/revenue multiple of 2.0x was selected based on the low end of the range of the six transactions analyzed. The selection was made in part because of our negative EBITDA and the uncertainty related to a recent change in our business model.

•

Applying the selected multiple to our current fundamentals resulted in an indication of our BEV on a marketable, controlling basis. The value of the interest-bearing debt was subtracted from BEV to indicate the value of the equity on a marketable, controlling basis.

•

Adjustments were made for the lack of control and working capital deficit as described under the DCF analysis above. The selected multiple was based on a cash-free multiple analysis; therefore, cash was added to calculate the indicated value of our equity on a marketable, minority basis.

•

Finally, a discount for lack of marketability was applied. After applying the adjustments for lack of control, working capital, cash, and lack of marketability, an indication of the value of our equity on a non-marketable, minority basis was determined. The selected multiple resulted in a total equity value range of $13.0 million to $16.0 million, or approximately $0.13 to $0.16 cents per pre-split share of Common Stock outstanding, assuming the conversion of outstanding Preferred Stock.

The comparative group of transactions is outlined in the table below:

Effective Date	Acquiring Company	Target Company
Pending as of the date of Navigant’s analysis	Inverness Medical Innovations Inc. (AMEX:IMA)	Matria Healthcare Inc. (NasdaqNM:MATR)
4/24/2008	Walgreen Co. (NYSE:WAG)	I-trax Inc.
12/21/2007	Inverness Medical Innovations Inc. (AMEX:IMA)	ParadigmHealth, Inc.
12/1/2006	Healthways Inc. (NasdaqNM:HWAY)	AXIA Health Management, LLC
6/13/2006	WebMD Health Corp. (NasdaqNM:WBMD)	Summex Corporation
1/19/2006	Matria Healthcare Inc. (NasdaqNM:MATR)	CorSolutions Medical, Inc.

The relevant business metrics analyzed are set forth below:

	Dollars in millions
Acquiring Company	Implied BEV	Revenue	EBITDA	BEV/ Revenue
Inverness Medical Innovations Inc. (AMEX:IMA)	1,123	352	77	3.2x
Walgreen Co. (NYSE: WAG)	261	143	5	1.8x
Inverness Medical Innovations Inc. (AMEX:IMA)	230	59	N/A	3.9x
Healthways Inc. (NasdaqNM:HWAY)	499	69	12	7.2x
WebMD Health Corp. (NasdaqNM: WBMD)	40	6	N/A	6.7x
Matria Healthcare Inc. (NasdaqNM: MATR)	429	86	17	5.0x
			High	7.2x

Average	4.6x
Median	4.5x
Low	1.8x
Selected Multiples (1)	2.0x

(1) The selected multiple is the minimum value from the comparative transactions, rounded to the nearest whole number.

Guideline Company Analysis. Navigant considered, but did not use, the results of a Guideline Company analysis in developing its valuation conclusions. The guideline comparables included a group of publicly traded companies with the following characteristics:

•	Involved in healthcare services, managed healthcare or health care technology;
•	Located in the United States; and
•	Have readily available financial data.

Navigant did not find a sufficient number of comparable guideline companies in terms of company size and scope of services; therefore, the Guideline Company analysis was not relied upon in its analysis.

For the rendering of the fairness opinion, Navigant was paid a fee of $125,000. We also agreed to reimburse Navigant for out-of-pocket expenses, including legal fees, and to indemnify Navigant against certain liabilities, including any such liabilities that may arise under federal securities law. No portion of Navigant’s fee or reimbursement of its expenses is contingent on consummation of the Reverse/Forward Stock Split or the Financing, nor is any of Navigant’s fee or expense reimbursement contingent on the conclusions reached in the fairness opinion.

Navigant and its affiliates have not previously been engaged by us or any member of the Investor Group. Navigant and its affiliates may seek to provide us or our respective affiliates or any member of the Investor Group or their respective affiliates with certain investment banking, consulting or other services unrelated to the Reverse/Forward Stock Split or the Financing in the future.

The opinion of Navigant, which is attached as Annex B to this Information Statement, will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested equity security holder or representative who has been so designated in writing.

Federal Income Tax Consequences of the Reverse/Forward Stock Split

The following is a summary of the material United States federal income tax consequences of the Reverse/Forward Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the tax consequences of transactions (such as the Financing or the purchase of stock held by Radius) effectuated prior or subsequent to, or concurrently with, the Reverse/Forward Split, whether or not any such transactions are undertaken in connection with the Reverse/Forward Split. This summary applies only to stockholders who hold our stock as a capital asset. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);
•	certain former citizens or long-term residents of the United States;
•	persons who own our Common Stock in multiple brokerage accounts;
•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or
•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CareGuide, Inc.

We will not recognize taxable income, gain or loss in connection with the Reverse/Forward Stock Split.

Stockholders Receiving No Cash

A stockholder who receives no cash in the transaction generally will not recognize gain or loss or dividend income as a result of the Reverse/Forward Stock Split, and the tax basis (as adjusted for the Reverse/Forward Stock Split) and holding period of such stockholder in shares of pre-split Common Stock will carry over as the tax basis and holding period of such stockholder’s shares of post-split Common Stock.

Stockholders Who Receive Cash

A stockholder who receives cash in the Reverse/Forward Stock Split in exchange for such stockholder’s Common Stock will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:

•

a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

•

a cash distribution which is treated: (i) first, as a taxable dividend to the extent of the stockholder’s allocable share of our earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in our shares; and (iii) finally, as gain from the sale or exchange of our shares.

We do not expect to have current or accumulated earnings and profits as of the end of the 2008 taxable year. Accordingly, it is unlikely that stockholders will recognize dividend income even if Section 302 of the Code results in treatment of cash amounts as a “distribution” for a given stockholder. Accordingly, for stockholders who do not constructively own shares of our Common Stock after the Reverse/Forward Stock Split, the federal income tax treatment of the transaction generally should be the same regardless of whether Section 302 of the Code treats cash paid by us as a “distribution” or instead as a sale/exchange. Amounts treated as gain or loss from the sale or exchange of redeemed shares generally will be capital gain or loss, and would be long-term capital gain or loss if the shares relinquished in the Reverse/Forward Stock Split have been held by the stockholder for more than one year at the time of the transaction. Each stockholder who does not constructively own shares of our Common Stock after the Reverse/Forward Stock Split generally will be required to calculate the amount, and determine the long-term or short-term nature, of gain or loss separately with respect to different blocks of our Common Stock acquired by such stockholder at different times and prices.

A stockholder may be deemed to “constructively” own shares of our Common Stock before and after the Reverse/Forward Stock Split, even if all shares owned directly by such stockholder are cancelled in the transaction. Such constructive ownership may occur by attribution from family members, entities owned by (or owning) the stockholder, or co-owners of certain entities (such as partnerships). Any stockholder who receives cash in the transaction and continues to constructively own shares of our Common Stock thereafter should consult with a tax advisor concerning the treatment of the transaction. The tax treatment of the transaction for such stockholders involves complexities for which little or no tax authority exists. In addition, certain individual stockholders may be eligible to make a special reporting election under Section 302(c)(2) of the Code to “waive” constructive ownership (through family members) of our Common Stock. Stockholders should consult a tax advisor concerning whether such election is available to and advisable for them.

Reporting Backup Tax Withholding

We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to distributions paid on the Common Stock.

You may be subject to backup withholding at the rate of 28% with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

GENERAL INFORMATION ABOUT THE REVERSE/FORWARD STOCK SPLIT

Background of the Reverse/Forward Stock Split

During the summer of 2007, our Board and management began discussions regarding strategic alternatives for raising additional funds for operations. In June 2007, we engaged Dougherty & Company LLC (“Dougherty”) as our financial advisor with respect to a proposed private placement of our securities. From July 2007 through September 2007, we met with a number of prospective investors who conducted initial due diligence on us, but no agreements were reached regarding a financing transaction.

During September and October 2007, with the assistance of Dougherty, we explored other alternatives, such as a recapitalization with financing from a third party. We also continued to seek outside financing, in the form of debt, convertible debt or equity. In October 2007, we formally engaged Dougherty as our financial advisor with respect to the potential sale, transfer or other consolidation or merger involving us and our securities.

In late October, we received a preliminary, conditional offer from a private equity firm to take us private by acquiring all of our outstanding shares of Common Stock for $0.23 per share, which represented approximately a 15% premium to the price of our Common Stock quoted on the OTC Bulletin Board at that time. At a meeting on October 29, 2007, the Board discussed the merits of the transaction and authorized Dr. Waxman to continue negotiations with the private equity firm. The private equity firm later raised its conditional offer to $0.27 per share, subject to its completion of due diligence and documentation of a final agreement. After diligence activities, the private equity firm elected not to proceed with the transaction.

Without any other firm offers to acquire control of us or otherwise invest funds in us on terms acceptable to the Board, the Investor Group began discussions with management regarding a potential financing led by our current investors. In November 2007, representatives of the Psilos Funds and Mr. Pappajohn made an initial proposal to us regarding a potential equity financing by the Investor Group in the amount of up to $4.0 million. At a meeting of the Board on November 20, 2007, the directors affiliated with the Investor Group presented a proposal to the Board whereby the Investor Group would agree to fund our short-term cash needs in exchange for Preferred Stock as set forth in a term sheet presented to the Board.

Because of the interested nature of the proposed transaction, the Board determined that it would be in our best interest and the best interest of our stockholders to form a special committee, comprised of Michael Barber and William C. Stapleton, to evaluate the financing proposal from and to negotiate the terms of the financing with the Investor Group. Dr. Barber and Mr. Stapleton are independent members of our Board not affiliated with any member of the Investor Group. The Board considered Mr. Stapleton and Dr. Barber to be independent because neither director (nor any family member of such director) was or is employed by, or otherwise receives any compensation from, us other than for service as a director and, in Dr. Barber’s case, for consulting services, on an hourly basis, related to our sales and marketing activities; and neither Mr. Stapleton nor Dr. Barber owns any shares of our Common Stock or any other of our securities, other than (i) a warrant owned by each director to purchase 100,000 shares of Common Stock (of which 25,000 shares are vested in each case) and (ii) in the case of Dr. Barber, a convertible promissory note in the principal amount of approximately $848,000. Neither the terms of the warrants nor the convertible promissory note will be affected by the Reverse/Forward Stock Split.

In early December 2007, the special committee accepted the Investor Group’s proposal to invest up to $4.0 million through the purchase of Preferred Stock and directed management to finalize the terms of the investment. Over the following weeks, we and the Investor Group negotiated the documentation for the investment, including the size and pro rata allocation of the investment among the Investor Group. The Investor Group also contacted Radius regarding its interest in participating in the financing, but Radius declined to participate. On December 28, 2007, we and the Investor Group executed a purchase agreement providing for the purchase of $3.75 million worth of Preferred Stock in four tranches through April 2008. The timing of drawing down each tranche would be determined by us.

Although we had secured interim funding through the Preferred Stock investment from the Investor Group, the Board recognized that additional measures would be required during 2008. At special meetings of the Board held on February 28, 2008 and March 20, 2008, the Board discussed concerns regarding the significant and increasing ongoing costs of remaining a public company as a result of the rules and regulations of the Commission, relative to the limited value realized by our stockholders. The Board discussed, among others, the lack of an active trading market for the Common Stock, the lack of substantial analyst coverage of us and our inability to access the public capital markets as some of the instances where our stockholders are not receiving the typical benefits of public company ownership. Representatives of Cooley Godward Kronish LLP, our outside legal counsel (“Cooley”), discussed generally some of the alternatives available to us in light of the Board’s concerns, including the possibility of considering a transaction or series of transactions that would allow us to become a private company by terminating the registration of our Common Stock with the Commission. After a review, including the advantages and disadvantages of the various alternatives, the Board generally concurred that going private pursuant to a reverse stock split that would reduce the number of record stockholders to considerably fewer than 300 might be a desirable strategic alternative to consider, provided that it was effected at a price and on terms fair to all of our stockholders.

Following the discussion on March 20, 2008, the Board formed the Special Committee, also comprised of Mr. Stapleton and Dr. Barber, to evaluate the feasibility and fairness from a financial point of view to our unaffiliated stockholders of such a going-private transaction and to recommend a price to effect that transaction that is fair to those stockholders. The Board authorized management to assist with the introductory and organizational matters of the Special Committee and to assist the Special Committee on an as-needed basis throughout its analyses so that the Special Committee could perform its evaluation on a fully informed and efficient basis. In light of the additional responsibilities being taken on by the members of the Special Committee, the Board compensated them with a one-time payment of $10,000 each. This payment was in no way contingent on the nature of their recommendation to the Board or the success of the Reverse/Forward Stock Split and related transactions.

On April 4, 2008, the Special Committee held a telephonic meeting to consider and select its counsel and to evaluate the candidates to serve as financial advisor to the Special Committee. Dr. Paterson, as our Chief Executive Officer, attended the meeting, as did a representative of Cooley. The Special Committee decided to interview Navigant, Dougherty and Bridgehead Partners and instructed our management to schedule telephone meetings between the Special Committee and representatives of each firm. In addition, the Special Committee considered candidates to serve as counsel to the committee and, after discussion, selected Frost Brown Todd LLC (“Frost Brown Todd”).

On April 8, 2008 the Special Committee held a telephonic meeting to decide which financial advisor it would retain to consider the fairness, from a financial point of view, of the consideration to be paid to the unaffiliated stockholders who would be cashed out in the proposed reverse stock split. Dr. Paterson and Tom Tran, our President, Chief Operating Officer and Chief Financial Officer at that time, and a representative of Frost Brown Todd attended the meeting. The Special Committee reported that it had conducted telephone interviews with each of Dougherty and Navigant. The Special Committee and management discussed our experience in connection with our previous retention of Dougherty. After this discussion, the management members exited the call. The Special Committee considered the advantages and disadvantages of the retention of each financial advisor candidate and determined to retain Navigant as its financial advisor. In addition, the Special Committee discussed whether it should request a term sheet from the Investor Group with respect to the Financing at that time or delay such request until Navigant had commenced its engagement. The Special Committee decided to request that we obtain a written term sheet from the Investor Group.

On April 9, 2008, the Special Committee held a telephonic meeting to inform Navigant that it was being retained as the financial advisor to the Special Committee. Dr. Paterson and Mr. Tran, along with representatives of Navigant and a representative of Frost Brown Todd, attended the meeting. Navigant was, thereafter, formally engaged as the financial advisor to the Special Committee.

On April 16, 2008, we received a term sheet from the Investor Group setting forth the general terms under which the Investor Group would consider undertaking a financing in an amount of up to $4.0 million (the “Term Sheet”). The Term Sheet provided that the financing would be contingent on (1) the receipt by the Board of a fairness opinion to the effect that the Reverse Split, including the price to be paid to unaffiliated stockholders in lieu of fractional interests, was fair from a financial point of view to such stockholders and (2) our completion of all steps necessary to effect the deregistration of our Common Stock. The Term Sheet did not provide for a price or price range at which unaffiliated stockholders were to be cashed out. We directed Cooley to begin negotiating agreements with representatives of the Investor Group on the terms set forth in Term Sheet in order to provide proceeds to finance the purchase of fractional shares resulting from the Reverse Split. Negotiations between Cooley and DLA Piper US LLP, as counsel to the Investor Group (“DLA Piper”), continued throughout the remainder of April, all of May and a portion of June.

During April and May of 2008, Navigant reviewed financial and other information concerning us, including our audited and interim financial statements, our financial models and other information described above under the caption “Special Factors— Summary of Fairness Opinion.” Representatives of Navigant also engaged in discussions with members of our management on several occasions in connection with its due diligence investigation.

In early May 2008, we were approached by a third party that expressed an interest in acquiring us. We supplied certain financial information to that third party and the third party commenced initial due diligence.

On May 9, 2008, the Special Committee held a telephonic meeting with representatives of Navigant and Frost Brown Todd to discuss the progress of Navigant’s analysis. At that time, Navigant indicated that it had substantially completed its financial due diligence of our business and outlined the methods it was using to evaluate the fairness of the consideration to be paid to fractional stockholders in connection with the proposed transaction. The Special Committee discussed with Navigant the valuation methodologies Navigant was employing. For a summary of such methodologies, see the information described above under the caption “Special Factors— Summary of Fairness Opinion.” The Special Committee also disclosed to Navigant that we had been approached as a possible acquisition candidate by a third party. Navigant advised the Special Committee that a resolution of discussions between the two sides would be necessary before it could issue a fairness opinion.

We were never presented with any formal proposal by the third party nor did we negotiate a possible transaction with it. In late May, we were informed by the third party that it was no longer in a position to continue discussing an acquisition transaction involving us because the third party had itself entered into an agreement to be acquired. Later in the month, the Special Committee informed Navigant that the third party was itself being acquired and was not in a position to explore a possible transaction with us at such time.

On May 21, 2008, the Special Committee discussed a reverse stock split by telephone with the Investor Group,

including a proposed reverse stock split ratio of 1-for-100,000. Dr. Paterson participated on behalf of management in this call and also discussed additional potential ratios at which to effect a reverse split that would likely reduce the number of our record holders to various levels below 300. The Special Committee and the Investor Group agreed that the proposed reverse stock split ratio of 1-for-100,000 would enable us to deregister our Common Stock and noted that the amount of cash expected to be paid for fractional share purchases at such a ratio would be less than the maximum $4.0 million proposed commitment by the Investor Group for the Financing. Dr. Barber also informed the participants that Navigant had requested the Special Committee provide it with a summary of the proposed reverse split in writing, including the proposed cash-out price and reverse split ratio, before Navigant would deliver a fairness opinion.

On May 21, 2008, Mr. Tran notified us of his intent to resign his position as our President, Chief Operating Officer and Chief Financial Officer effective as of the close of business on June 20, 2008.

On May 23, 2008, the Special Committee held a telephonic meeting in which representatives of Navigant and Frost Brown Todd were present. Navigant updated the Special Committee as to its progress and the steps it followed to date, as described in more detail under the caption “Special Factors—Summary of Fairness Opinion,” provided the Special Committee with a preliminary range of equity valuations from $0.14 to $0.18 per pre-split share of Common Stock subject to continued diligence, and informed the Special Committee that it intended to engage in continued diligence focused, in part, on the decision by Mr. Tran to resign and the implications that this action might have on our ability to satisfy certain financial objectives contained in our projections.

On June 3, 2008, Dr. Barber, on behalf of the Special Committee, delivered to Navigant a brief written summary of the proposed Financing and Reverse Split, the proposed cash-out price of $0.14 per pre-split share to be paid to unaffiliated stockholders and a reverse split ratio of 1-for-100,000.

On June 13, 2008, Navigant distributed to the Special Committee a draft of its valuation analysis, including a range of equity valuations from $0.12 to $0.18 per pre-split share of Common Stock, and a draft of its fairness opinion, which concluded that a price of $0.14 per pre-split share to be paid to the unaffiliated stockholders in lieu of fractional interests would be fair, from a financial point of view, to such stockholders.

On June 17, 2008, the Special Committee held a telephonic meeting at which a representative of Frost Brown Todd was present. The Special Committee discussed the previously distributed draft of the fairness opinion and indicated that its members had reviewed the Navigant valuation analysis and had had the opportunity to ask Navigant questions about it and to discuss it prior to this meeting. The Special Committee noted that a price of $0.14 per pre-split share to be paid to holders of fractional shares of our Common Stock was within the range of amounts that Navigant’s valuation analysis indicated would be fair to our unaffiliated stockholders from a financial point of view. Further, the Special Committee recommended to the Board that we continue to negotiate definitive agreements with the Investor Group on the terms set forth in the Term Sheet in order to provide proceeds to finance the purchase of fractional shares resulting from the Reverse Split.

On June 18, 2008, the Board held a regular meeting at which all members were present. Also present were representatives of Cooley and Frost Brown Todd. Representatives of Navigant participated by telephone. The sole agenda item was the continuation of discussion and consideration of the going-private transaction through the Reverse Split and the Financing. Mr. Stapleton and Dr. Barber made a presentation to the Board on behalf of the Special Committee. They discussed with the Board the various advantages and disadvantages to us and all of our stockholders of effecting the Reverse Split. Mr. Stapleton and Dr. Barber informed the Board that the Special Committee believed it was in our best interest and the best interest of our stockholders, including our unaffiliated stockholders, to effect the Reverse Split and recommended the Reverse Split to the Board. At this point, representatives of Cooley advised the Board that we should consider the Forward Split in conjunction with the Reverse Split. This approach would allow us to avoid paying cash to our continuing stockholders, thereby preserving funds for working capital purposes, and would permit outstanding convertible and exercisable securities, such as stock options and warrants, to be unaffected by the transaction.

Navigant also delivered its oral opinion (which opinion was later confirmed in writing) to the Board that, as of June 18, 2008, the proposed consideration of $0.14 per pre-split share to be paid to stockholders being cashed out as a result of the Reverse Split was fair, from a financial point of view, to such holders. Representatives of Navigant presented the valuation analysis prepared by Navigant and the basis therefor. The Board engaged in a substantial discussion regarding the fairness opinion, financial analyses and the various assumptions underlying the analyses, and the methodologies employed in reaching the final equity valuation ranges. The Board reviewed, for accuracy and completeness, certain internal financial projections provided by our senior management to Navigant and found Navigant’s reliance upon those materials to be reasonable. After a discussion, the Board also determined that the Reverse Split and the proposed value being paid is also fair to our stockholders who would not be cashed out. Based on the recommendation of the Special Committee and Navigant’s fairness opinion and after a general discussion, the Board determined that the Reverse Split, combined with the Forward Split, is fair to and in the best interest of all of our unaffiliated stockholders and unanimously approved the Reverse/Forward Stock Split.

At the June 18, 2008 meeting, the Board also received an update from Cooley regarding the status of the negotiations of documentation related to the Financing. Following a full discussion, the Board approved entering into the Financing, subject to its review of final documentation. The Board also authorized management to begin preparing drafts of the necessary filings with the Commission in connection with the proposed going private transaction.

Between June 18, 2008 and July 11, 2008, Cooley and DLA Piper completed negotiations regarding, and finalized, the definitive agreements to document the Financing, including the Purchase Agreement, the Stockholders Agreement, the charter amendments to effect the Reverse/Forward Stock Split and Authorized Share Increase, an amended Certificate of Designations setting forth the rights, preferences and privileges of the Preferred Stock, and a securities restriction agreement (the “Securities Restriction Agreement”), placing certain transfer and other restrictions on the Common Stock or Common Stock underlying securities convertible into Common Stock (including stock options) held by our employees and certain other persons not expected to become parties to the Stockholders Agreement.

At a meeting held on July 14, 2008, the Board took a number of actions, including the approval of the Financing and the forms of the Purchase Agreement, Stockholders Agreement, Securities Restriction Agreement and the Certificate of Designations for the Preferred Stock to be issued in the Financing. The Board also approved the Authorized Share Increase, subject to stockholder approval. The Board also ratified its prior approval of the Reverse/Forward Stock Split and authorized management to submit the forms of charter amendments to stockholders to approve the Reverse/Forward Stock Split and Authorized Share Increase.

On July 17, 2008, we received the written consent of stockholders holding sufficient shares to approve the Certificates of Amendment to effect the Reverse/Forward Stock Split and the Authorized Share Increase. The stockholder consents were executed by the members of the Investor Group, which represented approximately 73.2% of our voting stock on an as-converted to Common Stock basis. On July 17, 2008, we entered into the Purchase Agreement with the members of the Investor Group. On July 18, 2008, we issued a press release, and on July 21, 2008, we filed a Current Report on Form 8-K with the Commission announcing our intent to effect the Reverse/Forward Stock Split and the Authorized Share Increase and the execution of the Purchase Agreement.

Financing of the Reverse/Forward Stock Split

Purchase Agreement

We currently estimate that completion of the Reverse/Forward Stock Split will require approximately $2.1 million, which includes approximately $1.1 million to repurchase fractional shares and approximately $1 million in advisory, legal, financial, accounting, printing, insurance and other fees and costs. We also estimate that the expected repurchase of the shares of Common Stock from Radius will require an additional approximately $940,000. As we do not have sufficient cash on hand, we intend to finance the Reverse/Forward Stock Split and the expected repurchase of the shares from Radius, as well as the costs of the transactions, through the sale of up to $4.0 million of our Preferred Stock to the Investor Group pursuant to the terms, and subject to the conditions, of the Purchase Agreement. The Investor Group will purchase shares of Preferred Stock at $0.60 per share in the Financing, and each such share will be initially convertible into five shares of our Common Stock. The Purchase Agreement includes a number of conditions that must be satisfied prior to funding by the Investor Group, including:

•	the representations and warranties made by us in the Purchase Agreement being true as of the closing date;
•	Navigant’s fairness opinion being in full force and effect as of the closing date;
•

all of the conditions (other than payment of any amounts to be paid for fractional shares with the proceeds of the Financing) to the Reverse/Forward Stock Split having been satisfied, including the filing of the Certificates of Amendment to effect the Reverse/Forward Stock Split and the filing of a Form 15 with the Commission to effect the deregistration of our Common Stock;

•

holders of an aggregate of at least 85% of our capital stock (after giving effect to the Reverse/Forward Stock Split and the Financing) having executed the Stockholders Agreement, as shall any of our officers or directors who hold any of our capital stock or any security convertible into our capital stock; and

•

no event or circumstance having occurred since the date of the Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on our business, assets, financial condition or results of operations or that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Financing, subject to certain exceptions.

The Purchase Agreement provides for the sale and issuance by us and the purchase by the Investor Group of up to an aggregate of $4.0 million in Preferred Stock. However, we are required, under the terms of the Purchase Agreement, to provide the Investor Group, no later than three business days prior to the proposed closing date of the Financing, with our good faith estimate of the total consideration to be paid to stockholders in connection with the cash out of fractional interests (including the expected cost to repurchase shares from Radius) and the professional fees that we have incurred to date and will incur in the future (including legal and investment banking fees) in connection with the Reverse/Forward Stock Split and the Financing (collectively, the “Estimated Use of Proceeds”). The Investor Group is obligated to purchase our Preferred Stock in quantities sufficient to cover the Estimated Use of Proceeds, up to $4.0 million. However, in the event that our Estimated Use of Proceeds is less than $4.0 million, the Investor Group may elect, in its discretion, and on a pro rata basis based on amounts previously committed under the Purchase Agreement, to purchase additional Preferred Stock, up to an aggregate of $4.0 million, upon the written agreement of us and the Investor Group.

We may terminate the Purchase Agreement at any time prior to the closing of the Financing upon receiving an offer from a third party to engage in a transaction that the Board concludes in good faith (i) is on terms and conditions materially more favorable from a financial point of view to our stockholders than the Financing, (ii) is reasonably capable of being satisfied without undue delay and (iii) has financing that is committed, to the extent required. However, in the event of any such termination, we would be obligated to pay to the Investor Group the Termination Fee of $160,000 plus all out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by the Investor Group in connection with the Purchase Agreement and the Financing.

Stockholders Agreement

On July 14, 2008, in connection with the Financing, the Board approved the form of Stockholders Agreement to be entered into by and among us and certain of our stockholders, including the Investor Group, upon the consummation of the Financing and the Reverse/Forward Stock Split. Certain of our officers and directors, in their individual capacities, will also become parties to the Stockholders Agreement. Other stockholders who will continue as stockholders following the Reverse/Forward Stock Split will be contacted regarding becoming a party to the Stockholders Agreement. The Stockholders Agreement does not require the consent of our stockholders to become effective. The Stockholders Agreement provides, among other things, that:

•

Each stockholder who is a party to the agreement agrees to vote his, her or its shares of Common Stock and Preferred Stock to elect seven directors, determined as follows: (i) two individuals designated by the Psilos Funds, (ii) one individual designated by the Essex Funds, (iii) Mr. Pappajohn or an individual designated by him, (iv) Dr. Schaffer or an individual designated by him, (v) one individual mutually designated by the foregoing five directors and (vi) the person serving as our chief executive officer from time to time;

•

Each stockholder who is a party to the agreement agrees to vote his, her or its shares of Common Stock and Preferred Stock in favor of any sale of the Company approved by the Board and holders of at least two-thirds of the outstanding Preferred Stock;

•	Each stockholder who is a party to the agreement agrees to restrict the manner by which such stockholder may sell his, her or its shares of our capital stock;

•

The Company, first, and the other stockholders who are parties to the Stockholders Agreement, second, have rights of first refusal to purchase shares of capital stock proposed to be transferred by any selling stockholder who is a party to the Stockholders Agreement, subject to limited exceptions specified in the Stockholders Agreement;

•

Stockholders who are parties to the Stockholders Agreement have rights of co-sale to participate in proposed sales of capital stock by any other stockholder who is also a party to the Stockholders Agreement, subject to limited exceptions specified in the Stockholders Agreement;

•

Upon the election of holders of at least two-thirds of the outstanding Preferred Stock or the Common Stock issuable upon conversion thereof, the stockholders party to the Stockholders Agreement will have the right to require the us to effect a registration of the stockholders’ shares of Common Stock under the Securities Act of 1933, as amended, subject to certain exceptions specified in the Stockholders Agreement;

•

In the event that we propose to register shares of Common Stock, stockholders who are party to the Stockholders Agreement will have “piggyback” registration rights to include shares that they own in such registration, subject to customary restrictions specified in the Stockholders Agreement such as lock-up periods and discretionary underwriters’ cutbacks;

•	The Investor Group will receive annual, quarterly and monthly financial statements and an annual budget; and

•

The Investor Group will have preemptive rights to purchase their pro rata portion of any new issuance of capital stock or securities convertible for capital stock issued by us, subject to exceptions specified in the Stockholders Agreement.

The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, which is attached as Annex C to this Information Statement. We encourage you to read the Stockholders Agreement in its entirety. If you will be a continuing stockholder, you will be separately contacted regarding becoming a party to the Stockholders Agreement.

Certificate of Designations

On July 14, 2008, in connection with the Financing, the Board approved an amended Certificate of Designations setting forth the rights, preferences and privileges of the Preferred Stock to be sold pursuant to the Purchase Agreement. We expect to file the amended Certificate of Designations with the Delaware Secretary of State immediately prior to the closing of the Financing. The Certificate of Designations, a copy of which is attached to this Information Statement as Annex D, will provide, among other things, that:

•

The shares of Preferred Stock accrue dividends at the rate of 8% per annum, based on the initial purchase price of $0.60 per share of Preferred Stock, subject to adjustment under certain conditions, and this dividend must be paid before any dividend on Common Stock may be declared or paid;

•

The holders of Preferred Stock are entitled, upon certain liquidation events, to a liquidation preference senior to the Common Stock that is equal to the greater of the purchase price of their Preferred Stock plus all accrued but unpaid dividends or the amount they would receive in the transaction if they were to participate on an as-converted-to-Common Stock basis;

•

Subject to certain exceptions, the holders of Preferred Stock are entitled to a downward adjustment in the price at which their shares convert into Common Stock (increasing the number of shares of Common Stock issuable upon conversion) upon the issuance of securities by us at a price below the conversion price of the Preferred Stock then in effect.

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For so long as at least 100,000 shares of Preferred Stock remain outstanding, the vote or written consent of the holders of two-thirds of the outstanding Preferred Stock shall be necessary for us to take any of the following actions:

o

effecting or validating any amendment, alteration or repeal of any provision of our Certificate of Incorporation or bylaws (including the Certificate of Designations) that adversely affects the holders of Preferred Stock;

o	effecting a “liquidation event” as defined in the Certificate of Designations;

o	incurring or guaranteeing any indebtedness for borrowed money in excess of $1.0 million in the aggregate, not including amounts of indebtedness set forth in an approved annual budget, operating budget or business plan;

o

redeeming, purchasing or otherwise acquiring for value (or paying into or setting aside for a sinking fund for such purpose), or declaring or paying dividends on or making other distributions with respect to, any securities other than the Preferred Stock (except for certain exceptions);

o

authorizing or issuing (A) additional shares of Preferred Stock, (B) equity securities convertible into or exercisable for shares of Preferred Stock, or (C) any equity securities senior or pari passu with the Preferred Stock as to liquidation preferences, redemption rights or dividend rights;

o	acquiring, directly or through a subsidiary, any business (whether by purchase of stock or assets) for consideration in excess of $5.0 million;

o	making any changes in tax or accounting methods or policies, other than as required by United States generally accepted accounting principles, or any change in our auditors;

o	selling or disposing of assets by us exceeding $1.0 million;

o	adopting an annual budget, operating budget or business plan;

o	making capital expenditures in excess of $1.0 million, in the aggregate, per fiscal year, not included in an approved annual budget, operating budget or business plan;

o	deviating in any material manner from the approved business plan;

o	creating any direct or indirect subsidiary;

o	making of any investments in any other entity, other than approved investments;

o	commencing or terminating the employment of any executive officer, or amending or revising the terms of any employment agreement with any such officer;

o	altering the size of the Board;

o	agreeing to take any action which could impair our ability to honor the rights and preferences of the Preferred Stock;

o

entering into any transaction with an affiliate other than transactions involving compensation, benefits, personnel and related matters with respect to our employees who are not executive officers; and

o	granting any exclusive rights to any of our intellectual property.

Securities Restriction Agreement

On July 14, 2008, in connection with the Financing, the Board approved the form of Securities Restriction Agreement to be entered into by and among us and, primarily, certain of our employees who will not become parties to the Stockholders Agreement. The Securities Restriction Agreement provides, among other things, that:

•

Each stockholder who is a party to the agreement agrees to vote his, her or its shares of Common Stock and Preferred Stock in favor of any sale of the Company approved by the Board and holders of at least two-thirds of the outstanding Preferred Stock; and

•	Each stockholder who is a party to the agreement agrees to restrict the manner by which such stockholder may sell his, her or its shares of our capital stock.

Fees and Expenses

The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split and the Financing. Final costs of the transactions may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 100,000 shares pursuant to the Reverse/Forward Stock Split or the repurchase of shares held by Radius, which we currently estimate to be approximately $2.0 million in the aggregate. The costs set forth below include a director and officer insurance tail policy that we anticipate purchasing upon termination of our public company status. This policy will provide coverage for our current directors and officers in lieu of the existing director and officer insurance.

Legal fees	$735,000
Transfer and exchange agent fees	6,000
Fees and expenses for Navigant fairness opinion	140,000
Printing and mailing costs	4,000
Accounting	10,000
Special Committee Compensation	20,000
Insurance	82,000
Miscellaneous (including SEC filing fees)	213
Total	$997,213

Regulatory Approvals

Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the Reverse/Forward Stock Split is not subject to any regulatory approvals.

Vote Required

A majority of the votes entitled to be cast by holders of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, was required to approve the Reverse/Forward Stock Split. We have received the written consent of stockholders, including each member of the Investor Group other than Psilos/CareGuide (which did not then hold any shares of our capital stock), holding 41,073,003 shares of our issued and outstanding Common Stock and 6,250,000 shares of our issued and outstanding Preferred Stock to approve the Reverse/Forward Stock Split and the Certificates of Amendment. Therefore, on an as-converted to Common Stock basis, stockholders holding 72,323,003 shares of Common Stock, or 73.2% of our total voting power on an as-converted basis, have voted in favor of the Reverse/Forward Stock Split and the Certificates of Amendment. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Reverse/Forward Stock Split has been obtained and the vote of other stockholders is not necessary. The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of our unaffiliated stockholders because the Board believes that any such vote would not provide additional protection to such holders. Based on information available to us, we estimate that less than 15% of our outstanding Common Stock is currently held by holders of fewer than 100,000 shares. The Board did not believe it was in our best interest or the best interest of our stockholders to incur the increased costs associated with allowing a group holding such a small amount of our Common Stock to make a determination with respect to the Reverse/Forward Stock Split alone. In addition, the Reverse/Forward Stock Split is a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares. Accordingly, the Board felt that there was a strong possibility that a large percentage of shares held in brokerage accounts would not be voted. Finally, the Board noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

Appraisal Rights

No appraisal rights are available under either the DGCL or our Certificate of Incorporation to any stockholder in connection with the Reverse/Forward Stock Split.

Effective Date of the Reverse/Forward Stock Split

The Reverse/Forward Stock Split will become effective by filing the Certificates of Amendment with the Secretary of State of the State of Delaware.  The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. We will determine when such filings will occur, but we anticipate filing the Certificates of Amendment as soon as practicable after the date that is 20 days after the date of the mailing of this Information Statement.   After the Reverse/Forward Stock Split is effective, certificates representing shares of Common Stock held by stockholders holding fewer than 100,000 shares will be deemed to represent only the right the receive a cash payment equal to $0.14 per share for each share held by such stockholder immediately preceding the Reverse/Forward Stock Split. Certificates representing shares of Common Stock held by our stockholders who remain stockholders after the Reverse/Forward Stock Split will continue to represent the shares of Common Stock held by them.

Please note, if you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the record holder of those shares. Accordingly, even though your broker is expected to provide our Exchange Agent with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the Exchange Agent, you should instruct your broker to transfer your shares into a record account in your name immediately. If your broker holds more than 100,000 shares of our Common Stock in the aggregate, we cannot ensure that you will be paid cash in lieu of fractional interests with respect to such shares.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of the date of this Information Statement, we had approximately 300 record holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Stock Split, we expect to have approximately 30 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act as promptly as possible after the effective date of the Reverse/Forward Stock Split. See the disclosure under the caption “Special Factors—Effects of the Reverse/Forward Stock Split” in this Information Statement.

Exchange of Certificates for Cash Payment

We will file the Certificates of Amendment included as Annexes A-1 and A-2 to this Information Statement with the Office of the Secretary of State of the State of Delaware as soon as practicable after the date that is 20 calendar days after the mailing date of this Information Statement. Continental Stock Transfer and Trust Company has been appointed as the Exchange Agent to carry out the exchange of certificates for the cash payment of $0.14 per pre-split share.

As soon as practicable after the Effective Date, holders of fewer than 100,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing shares of Common Stock to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive payment from the Exchange Agent as outlined in the letter of transmittal. Stockholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate and approximately seven to 10 business days following receipt of materials by the Exchange Agent for payment to be made. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such stockholder pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Holders of fewer than 100,000 shares of Common Stock on the effective date of the Reverse/Forward Stock Split will receive in exchange a cash payment in the amount of $0.14 per pre-split share. Holders of at least 100,000 shares of Common Stock will continue to hold the same number of shares of Common Stock as they held prior to the Reverse/Forward Stock Split, with no cash payment.

No service charges will be payable by stockholders in connection with the exchange of certificates for cash. All such expenses will be borne by us except for expenses, if any, imposed by your nominee. In the event that any certificate representing shares of Common Stock is not presented, the applicable cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder of the eligible certificate or his, her or its designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Conduct of Our Business After the Reverse/Forward Stock Split

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. However, we do expect to have certain changes in our Board and management. Our executive vice chairman and board member, Michael J. Condron, will become our president and chief executive officer upon the earlier of the deregistration of our Common Stock or December 31, 2008. Our current chief executive officer, Chris E. Paterson, will continue to serve in that role until Mr. Condron takes office. We also do not currently have a full-time Chief Financial Officer, and we are currently seeking to hire an individual for that role. Our current Chief Marketing Officer, John R. Pegues, has also informed us of his intention to resign, effective as of September 12, 2008.

As a result of the Reverse/Forward Stock Split, we expect to realize management time and cost savings as a result of terminating our public company status. When the Reverse/Forward Stock Split is consummated, all persons owning fewer than 100,000 shares of Common Stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in us, will not be stockholders and will therefore not participate in our future potential earnings and growth.

When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, approximately 30 holders, who currently own over 85% of the outstanding voting stock, assuming the conversion of outstanding Preferred Stock, will own 100% of our outstanding voting stock. When the Reverse/Forward Stock Split and the Financing are effected, assuming aggregate proceeds of the Financing of $4.0 million and the repurchase of shares held by Radius, the Investor Group will collectively own approximately 90% of our outstanding voting stock, determined on an as-converted basis, compared to approximately 74% of our voting stock, on the same basis, as of the date of this Information Statement, and our directors and executive officers and their affiliated entities will collectively beneficially own approximately 82% of our outstanding voting stock on an as-converted basis, compared to approximately 64% of our voting stock, on the same basis, as of the date of this Information Statement. For more information about stock ownership of our executive officers and directors and the Investor Group, please see the information under the caption “Information About the Company—Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

We plan, following the consummation of the Reverse/Forward Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act. We will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission, such as annual, quarterly and current reports. Among other things, the effect of this change will be to enable us to realize management time and cost savings from not having to comply with the requirements of the Exchange Act. Further, following a period of 90 days after the effective date of termination of our registration, our officers and directors and stockholders beneficially owning at least 10% of our Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act.

As stated throughout this Information Statement, we believe that there are significant advantages to effecting the Reverse/Forward Stock Split and going private, and we plan to avail ourselves of any opportunities we have as a private company. Although we do not presently have an interest in any transaction, nor are we currently in negotiations with respect to any transaction, it is possible that we may enter into an arrangement in the future and our remaining stockholders may receive payment for their shares in any transaction in an amount less than or greater than $0.14 per share.

Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) sell or transfer any material amount of our assets; (iii) change our Board or management; (iv) materially change our indebtedness or capitalization; or (v) otherwise effect any material change in our corporate structure or business.

Recommendation of the Board

The Board believes that the Reverse/Forward Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse/Forward Stock Split, and recommended that our stockholders approve the

Reverse/Forward Stock Split. The discussion above, under the caption “Special Factors—Factors Considered in Determining Fairness—Substantive Fairness,” summarizes the material factors, both positive and negative, considered by the Board in reaching its fairness determination. For the reasons described above under the caption “Special Factors—Factors Considered in Determining Fairness—Procedural Fairness,” the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse/Forward Stock Split.

In consideration of the factors discussed under the captions “Special Factors—Purposes of and Reasons for the Reverse/Forward Stock Split,” “Special Factors—Strategic Alternatives Considered by the Board,” “Special Factors—Effects of the Reverse/Forward Stock Split,” “Special Factors—Factors Considered in Determining Fairness” and “General Information About the Reverse/Forward Stock Split—Background of the Reverse/Forward Stock Split,” the Board unanimously approved the Reverse/Forward Stock Split and related transactions, including the Financing, at meetings held on June 18, 2008 and July 14, 2008. In addition, on July 17, 2008, we received the written consent of stockholders holding sufficient shares to approve the Reverse/Forward Stock Split.

Reservation of Rights

The Board concluded that the Reverse/Forward Stock Split is in our best interest and the best interest of our stockholders receiving cash in lieu of fractional interests and stockholders who will retain an equity interest in us subsequent to the consummation of the Reverse/Forward Stock Split, and thus recommended a vote to approve the Reverse/Forward Stock Split and the Certificates of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. We may terminate the Purchase Agreement if we receive an offer from a third party that the Board determines is materially superior to the Financing. If we terminate the Purchase Agreement as a result of a Superior Offer, we would be obligated to pay the Investor Group the Termination Fee of $160,000 plus all of their out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with the Purchase Agreement. In addition, if we modify the exchange ratio or price to be paid to unaffiliated stockholders in lieu of fractional interests, currently $0.14 per pre-split share, we may not satisfy certain of the closing conditions set forth in the Purchase Agreement and may not be able to close the Financing or fund the purchase of such fractional interests. See the disclosure under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split” in this Information Statement.

Provisions for Unaffiliated Stockholders

We have not made any provisions for unaffiliated stockholders to access our corporate files or the corporate files of any of the other Filing Persons or to obtain counsel in connection with the Reverse/Forward Stock Split at our expense or the expense of any of the other Filing Persons, unless otherwise required by DGCL.

Intent to Participate and Recommendations of Others

To the best knowledge of the Filing Persons, after reasonable inquiry, none of our executive officers, directors or affiliates intends to participate in the cash out of fractional interests in connection with the Reverse Split. However, as described above, we estimate that we will pay approximately $940,000 to repurchase shares, at a price of $0.14 per pre-split share, held by Radius after the consummation of the Reverse/Forward Stock Split and upon the closing of the Financing. In addition, each member of the Investor Group other than Psilos/CareGuide (which did not then hold any shares of our capital stock), has already consented to the Reverse/Forward Stock Split. Accordingly, no further vote of stockholders is required. See the disclosure under “—Vote Required” in this section. To the best knowledge of the Filing Persons, after reasonable inquiry, no person has made a recommendation in support of or opposed to the Reverse/Forward Stock Split and the other transactions contemplated hereby, other than the unanimous recommendation of our Board, as described in more detail above. See the disclosure under “—Recommendation of the Board” in this section.

GENERAL INFORMATION ABOUT THE AUTHORIZED SHARE INCREASE

The Board and our stockholders have approved an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 shares to 200,000,000 shares.

The additional Common Stock to be authorized by the Authorized Share Increase would have rights identical to the currently outstanding Common Stock. The Authorized Share Increase and any issuance of additional Common Stock will not affect the rights of the holders of our Common Stock to be outstanding following the Reverse/Forward Stock Split, except for effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of the earnings per share and voting rights of holders of Common Stock.

In addition to the 67.5 million shares of Common Stock outstanding on the date of this Information Statement, we have reserved:

•	approximately 16.3 million shares of Common Stock for issuance upon exercise of options granted or which may be granted under our stock option plans;
•

approximately 6.0 million shares of Common Stock for issuance upon exercise of warrants currently held by the Investor Group as well as certain of our current and former directors, executive officers and service providers;

•

a maximum of approximately 11.2 million shares of Common Stock for issuance upon exercise of warrants that may be granted in the future to the Investor Group as guarantors of our indebtedness under a line of credit facility (assuming a market price of our Common Stock of $0.01 per share to be used to calculate the exercise price of such warrants and the number of shares issuable thereunder, which is the lowest allowable market price under the terms of the warrants);

•	a maximum of approximately 7.5 million shares of Common Stock that may be issued upon conversion of outstanding Convertible Notes;
•	approximately 31.3 million shares of Common Stock for issuance upon conversion of currently outstanding shares of Preferred Stock; and
•	a maximum of approximately 33.3 million shares of Common Stock for issuance upon conversion of shares of Preferred Stock that may be issued in the Financing.

In the Reverse/Forward Stock Split, we currently estimate that we will repurchase approximately 7.6 million shares of Common Stock. In addition, we expect to separately repurchase approximately 6.7 million shares from Radius at a price of $0.14 per share upon the completion of the Financing. Therefore, after the Authorized Share Increase and the Reverse/Forward Stock Split, we estimate that we may have up to approximately 158.8 million shares of Common Stock outstanding or reserved for future issuance.

As noted above, in December 2006, we acquired Haelan Corporation and issued the Convertible Notes to the former security holders of that company in the aggregate principal amount of $6.5 million. The Reverse/Forward Stock Split will not affect holders of the Convertible Notes. The Convertible Notes carry an interest rate of 5% per year, compounding annually, mature on December 8, 2009 and are convertible at maturity into shares of Common Stock. In the event that the value of our Common Stock is equal to or greater than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will automatically convert into shares of Common Stock at $1.50 per share. In the event that such value at the time of conversion is less than $1.50 per share, the outstanding principal and accrued interest under the Convertible Notes will convert into shares of Common Stock at the greater of such value or $1.00 per share, and in such case each holder of a Convertible Note may elect to receive all or a portion of the amounts due under the note in cash in lieu of shares of Common Stock. As a result of the Reverse/Forward Stock Split, including the cashing out of fractional shares at a price of $0.14 per pre-split share and the subsequent deregistration of our Common Stock, we do not believe the holders of the Convertible Notes will elect to convert their notes into Common Stock at $1.00 per share, but will instead request repayment of the Convertible Notes and accrued interest in cash upon maturity. We estimate that, if the Convertible Notes are held to maturity, we will owe approximately $7.5 million to the holders of the Convertible Notes in the aggregate. While we do not currently expect the Convertible Notes to be converted into shares of our Common Stock, in the event that under the terms of the Convertible Notes they are converted into Common Stock, the maximum number of shares of Common Stock that we would be obligated to issue, based on a conversion price of $1.00 per share, is approximately 7.5 million.

Although at present we have no definitive plans to issue any additional shares of capital stock, other than as reserved for the uses described above, we desire to have the shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other purposes.

Regulatory Approvals

Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the Authorized Share Increase is not subject to any regulatory approvals.

Vote Required

A majority of the votes entitled to be cast by holders of each of (a) the issued and outstanding shares of Common Stock, voting as a separate class, and (b) the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, was required to approve the Authorized Share Increase. We have received the written consent of stockholders holding 41,073,003 shares of our issued and outstanding Common Stock, or 60.8% of the total Common Stock class vote, to approve the Authorized Share Increase and the Certificates of Amendment. In addition, stockholders holding 6,250,000 shares of our issued and outstanding Preferred Stock, or 100% of such class, approved the Authorized Share Increase and the Certificates of Amendment by written consent. Therefore, on an as-converted to Common Stock basis, stockholders holding 72,323,003 shares of Common Stock, or 73.2% of our total voting power on an as-converted basis, have voted in favor of the Authorized Share Increase and the Certificates of Amendment. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Authorized Share Increase has been obtained and the vote of other stockholders is not necessary.

Effective Date of the Authorized Share Increase

The Authorized Share Increase will become effective by filing the Certificates of Amendment with the Secretary of State of the State of Delaware.  The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. We will determine when such filings will occur, but we anticipate filing the Certificates of Amendment as soon as practicable after the date that is 20 days after the date of the mailing of this Information Statement.

Recommendation of the Board

The Board recommended that our stockholders approve the Authorized Share Increase. The Board, including all of the non-employee directors, unanimously approved the Authorized Share Increase at a meeting held on July 14, 2008. On July 17, 2008, we received the written consent of stockholders holding sufficient shares to approve the Authorized Share Increase.

INFORMATION ABOUT THE COMPANY

Price Range of Common Stock

Our Common Stock is quoted on the OTC Bulletin Board under the symbol CGDE. The following table sets forth, for the periods indicated, the range of high and low bid quotations for our Common Stock on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

	High	Low

Year Ended December 31, 2006
First Quarter	$ 1.53	$ 1.01
Second Quarter	1.50	1.05
Third Quarter	1.17	0.76
Fourth Quarter	0.98	0.49

Year Ended December 31, 2007

First Quarter	$ 0.67	$ 0.52
Second Quarter	0.53	0.18
Third Quarter	0.39	0.18
Fourth Quarter	0.25	0.05

Year Ending December 31, 2008
First Quarter	$ 0.11	$ 0.07
Second Quarter	0.10	0.05
Third Quarter (through September 3, 2008)	0.12	0.06

On July 17, 2008, the date on which we obtained stockholder approval of the Reverse/Forward Stock Split and the last trading day before the announcement of the Reverse/Forward Stock Split, the closing price of our Common Stock on the OTC Bulletin Board was $0.06 per share. On July 18, 2008, the date on which we publicly announced our intent to effect the Reverse/Forward Stock Split, the closing price of our Common Stock on the OTC Bulletin Board was $0.12 per share.

Dividends

We have not declared or paid any dividends on our Common Stock or Preferred Stock during the past two years. Cumulative dividends on our Preferred Stock accrue at the rate of 8% per year. In addition, the terms of our Preferred Stock limit our ability to declare or pay dividends on our Common Stock without the consent of the holders of the Preferred Stock.

Prior Public Offerings and Stock Purchases

We have not made an underwritten offering of our Common Stock for cash in the past three years nor have we repurchased any of our Common Stock in the past two years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our Common Stock as of August 22, 2008 by (i) each member of the Investor Group; (ii) each other holder known by us to be the beneficial owner of more than 5% of our Common Stock; (iii) each of our directors and current executive officers; (iv) our directors and executive officers as a group; and (v) each of our other named executive officers, as defined by the rules of the Commission. Unless otherwise stated, the address for all directors and executive officers is c/o CareGuide, Inc., 4401 N.W. 124th Avenue, Coral Springs, FL 33065.

Beneficial Owner (1)	Number of Shares Beneficially Owned Prior to the Reverse/Forward Stock Split and the Financing	Percent of Total	Number of Shares Beneficially Owned After the Reverse/Forward Stock Split and the Financing(2)	Percent of Total
Investor Group:

Entities affiliated with Essex Woodlands Health Ventures(3)	23,248,764	31.0%	26,582,099	41.6%
21 Waterway Avenue, Suite 225
The Woodlands, TX 77380

Entities affiliated with Psilos Group Partners (4)	16,110,100	20.9%	37,360,100	44.5%
140 Broadway, 51st Floor
New York, NY 10005

John Pappajohn (5)	17,174,802	22.5%	19,383,135	30.2%
c/o Equity Dynamics, Inc. 2116 Financial Center Des Moines, IA 50309

Hickory Venture Capital Corporation (6)	14,142,953	19.5%	16,642,953	27.4%
301 Washington Street, NW, Suite 301

Huntsville, AL 35801

Derace L. Schaffer (7)	5,758,111	8.0%	10,049,778	16.2%
c/o The Lan Group 3611 Cole Avenue, Suite #188 Dallas, TX 75204

Other 5% Stockholders:

Radius Venture Partners I, L.P.	6,741,415	10.0%	—	—
400 Madison Avenue, 8th Floor New York, NY 10017

Principal Life Insurance Company	3,745,350	5.5%	3,745,350	7.0%
711 High Street Des Moines, IA 50392

Executive Officers and Other Directors:

Chris E. Paterson (8)	1,267,666	1.8%	2,067,666	3.7%
Michael J. Condron(9)	394,737	*	394,737	*
John R. Pegues(10)	250,000	*	250,000	*
Mark L. Pacala (3)	—	—	—	—
Albert S. Waxman (4)	16,110,100	20.9%	37,360,100	44.5%
William C. Stapleton (11)	50,000	*	50,000	*
Michael J. Barber (12)	50,000	*	50,000	*

Directors and Executive Officers as a group (9 persons)	41, 055,415	44.3%	69,605,416	65.2%

Other Named Executive Officers:

Thomas L. Tran (13)	250,000	*	—	—
Julie A. Meek (14)	250,000	*	250,000	*

* Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages with respect to shares beneficially owned prior to the Reverse/Forward Stock Split and Financing are based on 67,538,976 shares of our Common Stock outstanding on August 22, 2008, adjusted as required by rules promulgated by the Commission, including the effects of 6,250,000 shares of our Preferred Stock outstanding on August 22, 2008 that are convertible into an aggregate of 31,250,000 shares of Common Stock. Applicable percentages with respect to shares beneficially owned after the consummation of the Reverse/Forward Stock Split and Financing are based on 53,180,803 shares of our Common Stock outstanding, adjusted as required by rules promulgated by the Commission, including the effects of an additional 6,666,667 shares of our Preferred Stock that will be issued in connection with the Financing (assuming gross proceeds of $4.0 million) and that will initially be immediately convertible into an aggregate of 33,333,333 shares of Common Stock.

(2)

For purposes of the calculations in this table, we have assumed (i) the repurchase of 14,358,173 shares of our Common Stock as part of the Reverse/Forward Stock Split and the repurchase of shares of Common Stock held by Radius and (ii) the maximum issuance of $4.0 million in shares of Preferred Stock in the Financing. Calculations of beneficial ownership exclude the issuance of additional warrants in connection with guarantees of our indebtedness after the date hereof because the number of shares underlying such warrants that may be issued pursuant to such guarantees is not presently determinable.

(3)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 3,476,930 shares of Common Stock, 277,123 shares of Common Stock issuable upon exercise of fully exercisable warrants, and 1,562,500 shares of Common Stock issuable upon conversion of shares of Preferred Stock, in each case held of record by Essex Woodlands Health Ventures Fund IV, L.P., and 12,413,346 shares of Common Stock, 831,365 shares of Common Stock issuable upon exercise of fully exercisable warrants, and 4,687,500 shares of Common Stock issuable upon conversion of shares of Preferred Stock, in each case held of record by Essex Woodlands Health Ventures Fund V, L.P. James L. Currie, Martin P. Sutter and Immanuel Thangaraj are the managers of each of Essex Woodlands Health Ventures IV, LLC and Essex Woodlands Health Ventures V, LLC, the respective general partners of the stockholders of record. Mr. Pacala, one of our directors, is a manager of other entities affiliated with the general partners. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the issuance of 166,667 shares of Preferred Stock to Essex Woodlands Health Ventures Fund IV, L.P. in the Financing, which would be convertible into 833,335 shares of our Common Stock and the issuance of 500,000 shares of Preferred Stock to Essex Woodlands Health Ventures Fund V, L.P. in the Financing, which would be convertible into 2,500,000 shares of our Common Stock. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, the entities affiliated with Essex Woodlands Health Ventures would hold an aggregate of approximately 20.7% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(4)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 3,347,510 shares of Common Stock and 4,166,670 shares of Common Stock issuable upon conversion of shares of Preferred Stock, in each case held of record by Psilos Group Partners, L.P., 3,155,066 shares of Common Stock held of record, 4,166,670 shares of Common Stock issuable upon conversion of shares of Preferred Stock held of record and 1,065,851 shares of Common Stock issuable upon exercise of fully exercisable warrants, in each case held of record by Psilos Group Partners II, L.P., and 208,333 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of August 22, 2008, held by Psilos/CareGuide Investment, L.P. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the issuance of 4,250,000 shares of Preferred Stock in the Financing to Psilos/CareGuide Investment, L.P., which would be convertible into 21,250,000 shares of our Common Stock, and 208,333 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August 22, 2008, held by Psilos/CareGuide Investment, L.P. Albert S. Waxman, the chairman of our Board, and Jeffrey M. Krauss and Stephen M. Krupa are the managing members of each of Psilos Group Investors, LLC, Psilos Group Investors II, LLC and Psilos Group Investors III, LLC, the respective general partners of the stockholders of record. Each of such individuals shares voting and dispositive power with respect to the shares held by the stockholders of record and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, the entities affiliated with Psilos Group Partners would hold an aggregate of approximately 25.0% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(5)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 6,625,521 shares of Common Stock held of record by Mr. Pappajohn; 30,000 shares of Common Stock held of record by Halkis, Ltd., a sole proprietorship owned by Mr. Pappajohn; 30,000 shares of Common Stock held of record by Thebes, Ltd., a sole proprietorship owned by Mr. Pappajohn’s wife; 30,000 shares of Common Stock held directly by Mr. Pappajohn’s wife; 1,666,936 shares of Common Stock held by a voting trust; 8,333,340 shares of Common Stock issuable upon conversion of shares of Preferred Stock held of record by Mr. Pappajohn; and 459,005 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of August 22, 2008. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the issuance of 416,667 shares of Preferred Stock in the Financing, which would be convertible into 2,083,335 shares of our Common Stock, and 459,005 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August 22, 2008. Mr. Pappajohn disclaims beneficial ownership of the shares owned by Thebes, Ltd., by his spouse and by the voting trust. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, Mr. Pappajohn would hold an aggregate of approximately 15.1% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(6)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 9,166,247 shares of Common Stock, 810,046 shares of Common Stock issuable upon exercise of fully exercisable warrants and 4,166,660 shares of Common Stock issuable upon conversion of shares of Preferred Stock. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the issuance of 500,000 shares of Preferred Stock in the Financing, which would be convertible into 2,500,000 shares of our Common Stock. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, Hickory would hold an aggregate of approximately 13.3% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(7)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 1,120,447 shares of Common Stock held of record by Dr. Schaffer; 12,000 shares of Common Stock held of record by Dr. Schaffer’s children; 4,166,660 shares of Common Stock issuable upon conversion of shares of Preferred Stock, in each case held of record by Dr. Schaffer; and 459,004 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of August 22, 2008. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the issuance of 833,333 shares of Preferred Stock in the Financing, which would be convertible into 4,166,667 shares of our Common Stock, and 459,004 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August 22, 2008. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, Dr. Schaffer would hold an aggregate of approximately 7.9% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(8)

Amounts beneficially owned prior to the Reverse/Forward Stock Split and Financing consist of 1,017,666 shares of Common Stock issuable pursuant to early exercise features of an option exercisable within 60 days of August 22, 2008 and 250,000 shares of Common Stock issuable upon exercise of other options exercisable within 60 days of August 22, 2008. Of the shares issuable pursuant to early exercise features, 84,806 shares had not vested as of August 22, 2008 and were not transferable by Dr. Paterson at that time. Accordingly, Dr. Paterson is not deemed to have investment power over such shares. Amounts beneficially owned after the Reverse/Forward Stock Split and the Financing assume the acceleration of all outstanding stock options and the grant of an additional fully vested stock option exercisable for 50,000 shares of Common Stock in connection with Dr. Paterson’s transition letter agreement with us. Assuming the conversion of all outstanding Preferred Stock into an additional 64,583,333 shares of Common Stock, Dr. Paterson would hold an aggregate of approximately 1.7% of the total shares outstanding after consummation of the Reverse/Forward Stock Split and Financing.

(9)	Represents shares of Common Stock issuable pursuant to an option exercisable within 60 days of August 22, 2008.

(10)

Mr. Pegues has notified us that he intends to terminate his employment with us effective September 12, 2008. However, for purposes of the table, we have not assumed any change in his employment status.

(11)	Represents shares of Common Stock issuable pursuant to a warrant exercisable within 60 days of August 22, 2008.
(12)	Represents shares of Common Stock issuable pursuant to a warrant exercisable within 60 days of August 22, 2008.
(13)

Represents shares of Common Stock issuable pursuant to an option exercisable within 60 days of August 22, 2008. Mr. Tran’s employment with us ceased as of June 20, 2008 and according to the terms of the option, it is not exercisable after September 18, 2008.

(14)	Represents shares of Common Stock issuable pursuant to an option exercisable within 60 days of August 22, 2008. Ms. Meek is currently a consultant to us.

Financial Information

Our audited consolidated financial statements as of and for the years December 31, 2007 and 2006 are included with this information statement as Annex E-1. Our unaudited consolidated financial statements as of and for the six months ended June 30, 2008 and 2007 are included with this information statement as Annex E-2. Our consolidated statement of operations data for the six months ended June 30, 2008 are not necessarily indicative of results for the full fiscal year ending December 31, 2008.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings/(losses) to combined fixed charges and preference dividends for the six months ended June 30, 2008 and 2007, the year ended December 31, 2007 and the nine months ended December 31, 2006.

Ratio of Earnings/(Losses) to Fixed Charges

(In thousands)

	Six months ended June 30, 2008	Six months ended June 30, 2007	Year ended December 31, 2007	Nine months ended December 31, 2006
Pretax income from continuing operations	$(2,127)	$(6,004)	$(16,486)	$(229)
Fixed charges (1)	756	1,065	1,788	1,381
Preference dividends (2)	89	–	–	–
Earnings/(Losses) from continuing operations before fixed charges	(1,371)	(4,939)	(14,698)	1,152

Ratio of earnings to fixed charges	(3)	(3)	(3)	(3)
Ratio of earnings to combined fixed charges and preference dividends	(4)	(4)	(4)	(4)

(1) In accordance with the regulations of the Commission, this amount is the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

(2) Represents the pre-tax earnings required to pay deemed and cumulative preferred dividends on our Preferred Stock. As of June 30, 2008, approximately $89,000 of dividends had accumulated.

(3) Earnings from continuing operations were not sufficient to cover fixed charges by approximately $2,127,000 and $6,004,000 for the six months ended June 30, 2008 and 2007, respectively, approximately $16,486,000 for the year ended December 31, 2007, and approximately $229,000 for the nine months ended December 31, 2006.

(4) Earnings from continuing operations were not sufficient to cover combined fixed charges and preferred dividends by approximately $2,216,000 and

$6,004,000 for the six months ended June 30, 2008 and 2007, respectively, approximately $16,486,000 for the year ended December 31, 2007, and approximately $229,000 for the nine months ended December 31, 2006.

Book Value Per Share

As of June 30, 2008, our book value per share was $0.14.

Executive Officers and Directors

The following table sets forth as of July 30, 2008 the name, age and position of each person who serves us as an executive officer or director. There are no family relationships among any of our executive officers or directors. Unless otherwise stated in this Information Statement, the address of each officer and director is c/o CareGuide, Inc., 4401 N.W. 124th Avenue, Coral Springs, Florida 33065, and the business telephone number is (954) 796-3714.

Name	Age	Position
Executive Officers:
Dr. Chris E. Paterson	48	Chief Executive Officer and Director
Mr. Michael J. Condron	38	Executive Vice Chairman and Director
Mr. John R. Pegues	53	Executive Vice President and Chief Marketing and Sales Officer

Non-Employee Directors:
Dr. Albert S. Waxman	67	Senior Managing Member, Psilos Group and Chairman of the Board
Mr. John Pappajohn	80	President, Equity Dynamics, Inc.
Dr. Derace L. Schaffer	61	Physician and Chief Executive Officer, The Lan Group
Mr. Mark L. Pacala	53	Managing Director, Essex Woodlands Health Ventures
Mr. William C. Stapleton	43	Chief Executive Officer, Healthplanone
Dr. Michael J. Barber	59	Physician and Healthcare Consultant

Chris E. Paterson, Ph.D. Dr. Paterson has served as our chief executive officer since January 2006. He also served as our president from January 2006 until June 2007. He has served as a member of our Board since June 2007. Dr. Paterson joined our subsidiary CCS Consolidated, Inc. as executive vice president in July 2004 and became its president and a member of its board of directors in January 2005. From 2002 to July 2004, Dr. Paterson served as the president of the Central Region of AmeriChoice Corporation, a subsidiary of UnitedHealth Group, and from 1998 to 2002 served as chief executive officer of the AmeriChoice health plans in Pennsylvania. From 1990 to 1998, he was employed by Merit Behavioral Care Corporation in senior positions including executive vice president of the Eastern Division and president of Tennessee Behavioral Health. Dr. Paterson has also served on the boards of directors of the City of Philadelphia Department of Health and the American Heart Association Southeastern Pennsylvania Region. Dr. Paterson received his Ph.D. in psychology from Ohio State University, interned at the University of Florida and served on the faculty of the University of Miami early in his career.

Michael J. Condron. Mr. Condron has served as our executive vice chairman and as a member of our Board since July 2008. In October 2007 he founded, and has since served as president of, MEJC Consulting, LLC, a healthcare consulting company. Since April 2006, Mr. Condron has also served as an executive in residence with Beecken Petty O’Keefe & company, a private equity firm based in Chicago. In 2002, Mr. Condron joined CorSolutions Medical, Inc., a disease management and health solutions company, as its general counsel. In August 2005, he was named president and chief operating officer of CorSolutions, and served in that role through the company’s acquisition by Matria Healthcare in January 2006. From 1995 to 2002, Mr. Condron was an attorney with the firms of Pederson & Houpt and Gardner, Carton & Douglas, both in Chicago, and Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. In his legal practice, Mr. Condron specialized in labor and employment matters and employment litigation. He holds a B.S. degree in finance and political science from the University of Illinois, Urbana and a J.D. degree from the Northwestern University School of Law.

John R. (“J”) Pegues. Mr. Pegues has served as our executive vice president and chief marketing and sales officer since June 2007.  From January 2004 until June 2007, he owned a healthcare consulting firm.  From October 2001 to January 2004, Mr. Pegues served as senior vice president and chief marketing officer of Intracorp, a disease and care management company owned by CIGNA Corporation, and as general manager of Intracorp’s Healthcare business unit.  Prior to Intracorp, Mr.

Pegues served as vice president of strategy and e-business for Humana health plans from 1996 to 2000.  He received his B.A. and M.B.A. degrees from Tulane University.

Albert S. Waxman, Ph.D. Dr. Waxman has served as a member of our Board since January 2006 and also serves as chairman. In 1998, he co-founded and has since served as senior managing member of Psilos Group, a venture capital firm specializing in e-health and healthcare services investments. From 1993 to 1998, Dr. Waxman was chairman and chief executive officer of Merit Behavioral Care Corporation, a healthcare company, and its predecessor companies, American Biodyne and Medco Behavioral Care, which was acquired by Merck. He founded and served as president, chief executive officer and chairman of Diasonics, Inc., a medical company providing ultrasound and magnetic resonance imaging. Dr. Waxman has served on the board of directors of Orthometrix, Inc., a publicly held biotechnology company, since 1994 and is also a director of several private Psilos Group portfolio companies. He received a B.S. degree in Electrical Engineering from the City College of New York and M.A. and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University’s School of Engineering and Applied Sciences and holds U.S. and foreign patents for display, imaging and diagnostic technologies and products.

John Pappajohn. Mr. Pappajohn has served as a member of our Board since 1995. Since 1969, Mr. Pappajohn has owned Pappajohn Capital Resources, a venture capital firm, and has served as president of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He also serves as a director for several public companies, including Allion Healthcare, Inc., a provider of specialty pharmacy and disease management services, since 1996; American Caresource Holdings, Inc., an ancillary healthcare services company, since November 2004; Conmed Healthcare Management, Inc., formerly Pace Health Management Systems, Inc., a provider of correctional healthcare services, since 2005; PharmAthene, Inc., formerly Healthcare Acquisition Corp., a biotechnology company, since 2007; and Spectrascience, Inc. a manufacturer of spectrophotometry systems, since 2007. Mr. Pappajohn received a B.S.C. degree in business from the University of Iowa.

Derace L. Schaffer, M.D. Dr. Schaffer has served as a member of our Board since 1995 and served as our chairman until November 2004. From 1980 to 2001, Dr. Schaffer served as chief executive officer and chairman of Ide Imaging Group, P.C. In 1990 he founded, and has since served as the chief executive officer of, The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He also serves as a director for several public companies, including Allion Healthcare, Inc., a provider of specialty pharmacy and disease management services, since 1996; American Caresource Holdings, Inc., an ancillary healthcare services company, since November 2004; and PharmAthene, Inc., formerly Healthcare Acquisition Corp., a biotechnology company, since 2007, as well as several private companies. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as chief resident. He is Clinical Professor of Radiology at the Weill Cornell Medical College and a member of Alpha Omega Alpha – the National Medical Honor Society.

Mark L. Pacala. Mr. Pacala has served as a member of our Board since January 2006. He has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since December 2003 and previously served as venture partner from 2002 to December 2003. From 2001 to 2002, Mr. Pacala was self-employed as a venture capital consultant. In 1997, he was recruited by Essex Woodlands to serve as the chief executive officer of American WholeHealth, Inc., an integrative health network company, and he served in that capacity until 2001. From 1994 to 1996, he was chief executive officer of Forum Group, a public senior housing and healthcare company. From 1989 to 1994, Mr. Pacala was a senior vice president and general manager at The Walt Disney Company. From 1984 to 1989, he served as director of corporate planning and vice president of operations at Marriott Corporation. Mr. Pacala began his career as a banker at Manufacturers Hanover Trust Co. and also worked as a healthcare consultant at Booz, Allen and Hamilton. Mr. Pacala currently serves on the board of directors of several private Essex Woodlands portfolio companies. He received a B.A. degree magna cum laude from Hamilton College and was elected to Phi Beta Kappa, and he received an M.B.A. degree with distinction from Harvard Business School.

William C. Stapleton. Mr. Stapleton has served as a member of our Board since August 2006. In October 2005, Mr. Stapleton founded, and has been serving as the chief executive officer of, Healthplanone, an online health insurance brokerage firm. From August 2003 to June 2005, Mr. Stapleton was commercial products and underwriting officer at Health Net, Inc., a managed healthcare company, where he was responsible for product development and the Medicaid units for a regional managed care division. In 2001 he founded and, until June 2003, was principal of, Assured Remit, a healthcare consulting company. From 1999 to 2001, Mr. Stapleton served as chief financial officer of CCN Managed Care, Inc., a managed healthcare company that was a subsidiary of HCA, Inc. From 1997 to 1999, Mr. Stapleton was with Oxford Health Plans, Inc. as regional chief financial officer and regional general manager. From 1993 to 1997, he was chief financial officer of Health Partners, Inc., a physical practice management company. Mr. Stapleton began his career as an accountant with

KPMG Peat Marwick. He previously served as a director and as chairman of the audit committee of America Service Group, a provider of correctional healthcare services, from 2002 to June 2004. Mr. Stapleton received a B.A. degree in economics and accounting from Holy Cross College and an M.B.A. degree from Harvard Business School. He is a certified public accountant.

Michael J. Barber, M.D. Dr. Barber has served as a member of our Board since December 2006. In July 2006, Dr. Barber founded and has since been serving as the chief executive officer of The Advanced Practice Institute, a healthcare consulting company. From February 2003 to May 2006, Dr. Barber served as the chief executive officer and chief operating officer of Group Health Associates, a medical group. From 2001 to February 2003, he was a healthcare consultant for The Scheller Bradford Group. From 1999 to 2001, Dr. Barber served in executive roles with our subsidiary Haelan Corporation and served on Haelan’s board of directors from 1999 to December 2006. From 1998 to 1999, he was chief executive officer of Momentum Health Solutions, a venture associated with a long-term care managed care company. From 1991 to 1997, Dr. Barber was with ChoiceCare, where he served in a series of executive roles, including vice president of clinical services, senior medical director, executive vice president and chief medical officer. From 1976 to 1990, Dr. Barber was a staff physician and the president of The Fairfield Group, a family medical practice. From 1981 to 1990, he was also an associate clinical professor of family practice at the University of Cincinnati. Dr. Barber received his B.A. degree from Indiana University, where he was elected to Phi Beta Kappa. He received his M.D. degree from the Indiana University School of Medicine. Dr. Barber is certified by the American Board of Medical Management and is a member of the American College of Physician Executives and the American Academy of Family Practice. He also serves on the boards of directors of Beech Acres Parenting Center and Episcopal Retirement Homes of Ohio.

None of our directors and executive officers (i) has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (ii) has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws. Each of our directors and executive officers is a citizen of the United States.

Prior Share Purchases, Contacts, Transactions, Negotiations and Agreements Involving the Company and its Directors and Officers

Mr. Pappajohn and Dr. Schaffer

Between December 2007 and May 2008, Mr. Pappajohn and Dr. Schaffer, both members of our Board, purchased an aggregate of 1,666,668 shares and 833,332 shares, respectively, of our Preferred Stock at a price of $0.60 per share. Each share of Preferred Stock will be convertible into five shares of our Common Stock. Under the Purchase Agreement entered into in July 2008, Mr. Pappajohn and Dr. Schaffer have agreed to purchase up to an additional 416,667 shares and 833,333 shares, respectively, of our Preferred Stock at a price of $0.60 per share. Their purchases of Preferred Stock are discussed in more detail below under the caption “Information About Other Filing Persons.”

Mr. Pappajohn and Dr. Schaffer have also received and will continue to receive warrants to purchase Common Stock as compensation for their guarantees of our obligations under our credit facility with Comerica Bank (the “Comerica Warrants”) and a commitment to fund our operations through January 1, 2009 (the “Backstop Warrants”). The issuance of the Comerica Warrants and the Backstop Warrants, as well as certain other indirect interests that Mr. Pappajohn and Dr. Schaffer may have, is discussed in more detail below under the caption “Information About Other Filing Persons.”

Dr. Waxman and Mr. Pacala

Dr. Waxman, the chairman of our Board, is a manager of and has an interest in the Psilos Funds, which purchased an aggregate of 1,666,668 shares of our Preferred Stock between December 2007 and May 2008. In addition Psilos/CareGuide has agreed to purchase up to 4,250,000 shares of our Preferred Stock at a price of $0.60 per share pursuant to the Purchase Agreement entered into in July 2008.

Mr. Pacala, a member of our Board, is a managing director of entities affiliated with the Essex Funds, which purchased an aggregate of 1,250,000 shares of our Preferred Stock between December 2007 and May 2008. In addition, the Essex Funds have agreed to purchase up to 666,667 shares of our Preferred Stock at a price of $0.60 per share pursuant to the Purchase Agreement entered into in July 2008.

The Psilos Funds and the Essex Funds have also received and will continue to receive Comerica Warrants. The Psilos Funds have also received Backstop Warrants. Their purchases under the Purchase Agreement and the issuances of the Comerica Warrants and the Backstop Warrants are discussed in more detail below under the caption “Information About Other Filing Persons.”

Dr. Barber

In connection with our acquisition of Haelan Corporation in December 2006, Dr. Barber, one of our directors, received a Convertible Note in the principal amount of approximately $848,000 on the same terms as all of the other securityholders of Haelan. Dr. Barber joined our Board upon the closing of the acquisition.

Employment Arrangements Involving Mr. Condron and Dr. Paterson

In connection with his appointment as an executive officer, on July 14, 2008, the Board approved the grant to Mr. Condron of a stock option to purchase up to 6,315,789 shares of Common Stock, which was intended to represent approximately 5% of our capital stock on an as-converted basis after the Reverse/Forward Stock Split and the Financing. This option has a term of 10 years from the date of grant and an exercise price equal to $0.12 per share, which the Board determined to be not less than the fair market value of the Common Stock on the date of grant. This stock option will vest over a period of four years, in 48 equal monthly installments beginning one month after the date of grant. We have also agreed that Mr. Condron is entitled to receive an additional grant of stock options in the event we issue securities, including, without limitation, stock equivalents, beyond those currently contemplated, between the effective date of the employment agreement and December 31, 2008, including in the event the gross proceeds of the Financing exceed $2.5 million. In the event our Common Stock equivalent capitalization exceeds the amounts contemplated at the time of his appointment, Mr. Condron would receive an additional grant of stock options to purchase an amount of our Common Stock equal to 5% of the excess amount.

Also, pursuant to the terms of a transition letter agreement that we entered into with Dr. Paterson, the Board intends to grant Dr. Paterson an option to purchase up to 50,000 shares of Common Stock. This option will be granted by the Board with an exercise price equal to the greater of $0.12 per share or the market value of our Common Stock on the date of grant. This option, once granted, will vest in full at the end of the transition period, which will be upon the earlier of the deregistration of our Common Stock or December 31, 2008. In addition, all of Dr. Paterson’s currently outstanding options to purchase Common Stock will be accelerated in full in the event that he ceases to be our employee, and the exercise period for such options will be extended. Furthermore, we have agreed with Dr. Paterson that he shall be entitled to receive an additional grant of stock options in the event of certain issuances of equity securities by us between the date of the transition letter agreement and the later of December 31, 2008 or the date on which we cease to be a public company.

Interests of our Executive Officers and Directors in the Reverse/Forward Stock Split and the Financing

As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius upon the closing of the Financing), we estimate that our directors and executive officers and their affiliated entities, collectively, will increase their beneficial ownership of our Common Stock from approximately 64% to 82%. The number of shares held by our directors and officers immediately prior to the Reverse/Forward Stock Split will remain substantially unchanged as a result of the Reverse/Forward Stock Split. Those of our directors who are members of, or are representatives of members of, the Investor Group, will increase their beneficial ownership as a result of the Financing. Their aggregate interest will also increase as a percentage of outstanding shares due to the retirement of fractional shares purchased by us as part of the Reverse Split. Each share of Preferred Stock is currently, and each share of Preferred Stock to be issued in the Financing will be initially convertible into five shares of Common Stock. Certain of our directors are also affiliated with members of the Investor Group and have other interests in the Reverse/Forward Stock Split described below under the caption “Information About Other Filing Persons—Interests of Certain Persons in the Reverse/Forward Stock Split.”

INFORMATION ABOUT OTHER FILING PERSONS

The Investor Group and Related Persons

For purposes of this Information Statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our stockholders in order for us to effect the Reverse/Forward Stock Split. In addition to the Company, as discussed above, the Filing Persons include each member of the Investor Group.

Business and Background of Entities and Certain Related Persons

Psilos Fund I. The principal business of the Psilos Fund I is venture capital investments. Psilos Group Investors, L.L.C., a Delaware limited liability company, is the general partner of Psilos Fund I (“Psilos General Partner I”). The principal business of the Psilos General Partner I is to serve as the general partner of the Psilos Fund I. Dr. Waxman is the senior managing member and Messrs. Krauss and Krupa are managing members of Psilos General Partner I (the “Psilos I Managers”). Each of the Psilos I Managers is an investment professional. The principal place of business of Psilos Fund I, Psilos General Partner I and each of the Psilos Managers is 140 Broadway, 51st Floor, New York, New York 10005, and their business telephone number is 212-242-8844.

Psilos Fund II. The principal business of the Psilos Fund II is venture capital investments. Psilos Group Investors II, L.L.C., a Delaware limited liability company, is the general partner of Psilos Fund II (“Psilos General Partner II”). The principal business of the Psilos General Partner II is to serve as the general partner of the Psilos Fund II. Dr. Waxman is the senior managing member and Messrs. Krauss and Krupa are managing members of Psilos General Partner II (the “Psilos II Managers”). Each of the Psilos II Managers is an investment professional. The principal place of business of Psilos Fund II, Psilos General Partner II and each of the Psilos II Managers is 140 Broadway, 51st Floor, New York, New York 10005, and their business telephone number is 281-364-1555.

Psilos/CareGuide. The principal business of Psilos/CareGuide is venture capital investments. Psilos Group Investors III, LLC, a Delaware limited liability company, is the general partner of Psilos/CareGuide (“Psilos General Partner III”). The principal business of Psilos General Partner III is to serve as the general partner of Psilos/CareGuide. Dr. Waxman is the senior managing member and Messrs. Krauss and Krupa are managing members of Psilos General Partner III (the “Psilos/CareGuide Managers”). Each of the Psilos/CareGuide Managers is an investment professional. The principal place of business of Psilos/CareGuide, Psilos General Partner III and each of the Psilos/CareGuide Managers is 140 Broadway, 51st Floor, New York, New York 10005, and their business telephone number is 281-364-1555.

Essex IV. The principal business of the Essex IV is venture capital investments. Essex Woodlands Health Ventures IV, L.L.C., a Delaware limited liability company, is the general partner of Essex IV (the “Essex IV General Partner”). The principal business of the Essex IV General Partner is to serve as general partner of the Essex IV. Messrs. Currie, Sutter and Thangaraj are the managers of the Essex IV General Partner (the “Essex IV Managers”). Each of the Essex IV Managers is an investment professional. The principal place of business of Essex IV, Essex IV General Partner and each of the Essex IV Managers is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380, and their business telephone number is 281-364-1555.

Essex V. The principal business of the Essex V is venture capital investments. Essex Woodlands Health Ventures V, L.L.C., a Delaware limited liability company, is the general partner of Essex V (the “Essex V General Partner”). The principal business of the Essex V General Partner is to serve as general partner of Essex V. Messrs. Currie, Sutter, and Thangaraj are the managers of the Essex V General Partner (the “Essex V Managers”). Each of the Essex V Managers is an investment professional. The principal place of business of Essex V, Essex V General Partner and each of the Essex V Managers is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380, and their business telephone number is 281-364-1555.

Hickory. The principal business of Hickory is venture capital investments. Its business address is 301 Washington Street, NW, Suite 301, Huntsville, Alabama 35801, and its business telephone number is 256-539-1931. The sole shareholder of Hickory is the First Tennessee Bank National Association. The names of the directors and executive officers of Hickory, their business addresses and telephone numbers, their present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted other than Hickory are set forth below:

•	J. Thomas Noojin is the president of Hickory. His business address is 301 Washington Street NW, Suite 301, Huntsville, Alabama 35801, and his business telephone number is 256-539-1931;

•	Monro B. Lanier, III, is the vice president of Hickory. His business address is 301 Washington Street NW, Suite 301, Huntsville, Alabama 35801, and his business telephone number is 256-539-1931;

•

C.W. Knight is executive vice president of the First Tennessee Bank National Association. His business address is 165 Madison Street, 3rd Floor, Memphis, Tennessee 38103, and his business telephone number is 901-523-4591;

•

Mark Medford is the president of FTN Financial, an affiliate of First Tennessee Bank National Association. His business address is 845 Crossover Lane, Suite 150, Memphis, Tennessee 38117, and his business telephone number is 901-435-7997; and

•

Christine B. Munson is executive vice president of the First Tennessee Bank National Association. Her business address is 165 Madison Street, 3rd Floor, Memphis, Tennessee 38103, and her business telephone number is 901-523-4246.

No natural person set forth above (i) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws. Each of the natural persons set forth above is a citizen of the United States.

Prior Share Purchases, Contacts, Transactions, Negotiations and Agreements Involving the Investor Group and Related Persons

Prior Stockholders Agreement

In January 2006, entities affiliated with each of the members of the Investor Group, as well as Radius, which collectively represent 80% of our outstanding Common Stock on an as-converted basis, entered into a stockholders agreement by which they agreed to vote their shares in favor of the election to our Board of Mr. Pappajohn and Dr. Schaffer, three individuals collectively designated by Essex, Hickory, Radius and Psilos, and two additional independent directors who have been approved unanimously by the other members of our Board. As part of the Reverse/Forward Stock Split and the Financing, this agreement will be terminated and superseded by the Stockholders Agreement.

Investor Guarantees of Indebtedness

In January 2006, we assumed the obligations of our subsidiary, CCS Consolidated, Inc., under a line of credit arrangement. The satisfaction of our obligations under the line of credit was guaranteed by certain of our stockholders. Mr. Pacala, Dr. Waxman and our former director Daniel Lubin are or were members of our Board and are managing directors and/or general partners of entities affiliated with the Essex Funds, the Psilos Funds and Radius, respectively, who are among the stockholders who guaranteed our obligations under the line of credit. Hickory was also a guarantor of our obligations under this arrangement.

In exchange for delivering guarantees to the lender, we issued the Essex Funds, the Psilos Funds, Radius and Hickory warrants to purchase Common Stock. In November 2006 the warrants vested in full and all warrants were exercised in full by cash payment of the aggregate exercise price. The shares underlying these warrants had been previously placed into escrow, and therefore no new shares were issued upon exercise. Upon exercise of these warrants, we released approximately 3.1 million shares of Common Stock from the escrow to the Essex Funds, Radius, the Psilos Funds and Hickory.

In October 2007, we extended the maturity of the line of credit to January 1, 2009. Each of the stockholders described above, other than Radius, continues to guarantee our obligations under the line of credit, and beginning in October 2007, Mr. Pappajohn and Dr. Schaffer are also guarantors of our obligations under this arrangement. We refer to the current stockholders who have guaranteed our obligations under the line of credit as the “Guarantors.” Under the terms of the guarantees, each Guarantor has unconditionally and irrevocably guaranteed prompt and complete payment of its or his pro rata share (based on the amount of principal indebtedness guaranteed by each) of the amount we owe under the line of credit, up to the full $8.0 million principal balance. As compensation for their guarantees, we have issued warrants to these Guarantors that are exercisable for shares of our Common Stock. As compensation for the period from October 1, 2007 to April 30, 2008, on July 1, 2008 we issued warrants (the “Initial Warrants”) to the Guarantors to purchase an aggregate of 1,306,667 shares of Common Stock at an exercise price of $0.25 per share. As compensation for the period from May 1, 2008 to December 31, 2008, the Guarantors are to be issued warrants to purchase shares of Common Stock for each calendar month (each, a “Monthly Warrant” and collectively, the “Monthly Warrants”). Each Monthly Warrant is exercisable for a number of shares of Common Stock equal to (i) 0.00583 times (ii) the principal balance outstanding under the line of credit as of the close of business on the last day of the immediately preceding month, divided by (iii) the product of (x) the closing price of the Common Stock as of the last day of the immediately preceding month, or the fair market value of the Common

Stock as of the last day of the immediately preceding month as determined by the Board if such stock is not publicly traded (in either case, the “Monthly Stock Price”) times (y) 125%. The exercise price of each Monthly Warrant will be equal to 125% times the Monthly Stock Price. In no event, however, may the Monthly Stock Price be less than $0.01 per share for purposes of the Monthly Warrants.

On July 1, 2008, as compensation for the calendar months of May, June and July, we issued Monthly Warrants to the Guarantors to purchase an aggregate of 1,776,762 shares of Common Stock. Of these Monthly Warrants, warrants to purchase 1,243,734 shares have an exercise price of $0.075 per share and warrants to purchase 533,028 shares have an exercise price of $0.0875 per share. On August 1, 2008, we issued Monthly Warrants to purchase an aggregate of 327,298 shares of Common Stock with an exercise price of $0.1425 per share. On September 1, 2008, we issued Monthly Warrants to purchase an aggregate of 324,452 shares of Common Stock with an exercise price of $0.14375 per share. We will issue additional Monthly Warrants to the Guarantors on the first calendar day of each of October, November and December 2008, with the number of shares underlying such warrants and the exercise prices thereof to be determined in the manner described above. Each of the Initial Warrants and the Monthly Warrants are being apportioned among the Guarantors pro rata, based on the amount of each such Guarantor’s respective guaranty of the maximum amount under the line of credit. Each such warrant is fully exercisable upon issuance and is exercisable until the close of business on October 1, 2012.

Funding Letters

The Psilos Funds, Mr. Pappajohn and Dr. Schaffer have provided us with a funding letter providing that, in the event that we should require additional funding to continue our operations through January 1, 2009, these stockholders will provide the necessary additional funding, up to $1.0 million in aggregate, to us in amounts to be determined between and among these investors. As compensation for their commitments under the funding letter, in August 2008 we issued Backstop Warrants to purchase an aggregate of 1,000,000 shares of Common Stock to these parties, allocated equally. Each Backstop Warrant has an exercise price of $0.08 per share, and was exercisable for 50% of the shares underlying the warrant as of August 31, 2008, with the remaining shares vesting monthly through December 31, 2008. Each Backstop Warrant is exercisable until January 1, 2012.

First Series A Preferred Stock Financing

In December 2007, we entered into a Series A Preferred Stock Purchase Agreement with each of the members of the Investor Group. Under the purchase agreement, we issued and sold to the Investor Group an aggregate of up to 6,250,000 shares of Preferred Stock, at a price of $0.60 per share, for aggregate gross proceeds of $3.75 million. Each share of Preferred Stock is convertible, at the holder’s election, into five shares of our Common Stock. As described in this Information Statement, we expect to issue additional shares of Preferred Stock, and amend the terms of the Series A Preferred Stock, in connection with the Financing for aggregate gross proceeds of up to $4.0 million.

Purchase of Software from HealthEdge Software, Inc.

In November 2006, we entered into a three-year agreement with HealthEdge Software, Inc. (“HealthEdge”) under which HealthEdge provides its software application to us as well as hosting services relating to the application. On June 25, 2008, we entered into a termination agreement pursuant to which we are obligated to pay HealthEdge an aggregate of $565,000 in installments. Approximately, $57,000 has already been paid to date. We also expect to enter into a new agreement with HealthEdge under which we expect to pay HealthEdge $3,500 per month for software application and claims services. HealthEdge has already begun to provide these services and we have already begun to pay this fee in advance of the formal documentation of this arrangement. Affiliates of Psilos are controlling stockholders of HealthEdge, and Dr. Waxman, the chairman of our Board, is a managing director of Psilos and also serves on HealthEdge’s board of directors. Dr. Waxman may be deemed to have an indirect interest in this transaction to the extent of his pecuniary interest in Psilos. Our agreement with HealthEdge was approved by the Board, with Dr. Waxman recusing himself from the discussion and vote, after disclosure of Dr. Waxman’s potential interest to the other directors.

Transactions Involving American CareSource Holdings

In December 2005, we effected a spin-off of American CareSource Holdings, Inc., our former subsidiary. Mr. Pappajohn and Dr. Schaffer are also directors of and holders of in excess of 5% of the outstanding voting stock of American CareSource Holdings. In January 2006, American CareSource Holdings issued a promissory note to us in the amount of approximately $300,000, which note was paid in full, including accrued interest, in February 2007.

As part of the spin-off, we retained approximately 167,000 shares of common stock of American Caresource Holdings that we held for investment. In June 2008, we entered into a stock purchase agreement with a third party to sell these shares at a price of approximately $1.71 per share. To date, we have sold approximately 165,000 of the shares for total gross proceeds of approximately $282,000. The general partner of the third party purchaser is also an executive officer of certain companies owned by Mr. Pappajohn. The sale of the shares of American Caresource Holdings was approved by the Board after disclosure of the relationship of the purchaser to Mr. Pappajohn.

Purchase Agreement

We currently estimate that completion of the Reverse/Forward Stock Split will require approximately $1.1 million to repurchase fractional shares, an additional approximately $940,000 to repurchase shares held by Radius, and approximately $1 million in advisory, legal, financial, accounting, printing, insurance and other fees and costs. We intend to finance these cash requirements through the sale of up to $4.0 million of our Preferred Stock to the Investor Group pursuant to the terms of the Purchase Agreement. As described elsewhere in this Information Statement, the Investor Group will purchase shares of Preferred Stock at $0.60 per share in the Financing, and each such share will be initially convertible into five shares of our Common Stock.

Under the terms of the Purchase Agreement, prior to the closing of the Financing, we will deliver to the Investor Group our good faith estimate of the cash necessary to repurchase all shares of Common Stock to be repurchased as part of the Reverse/Forward Stock Split, and the shares to be repurchased from Radius, as well as our costs related to the transaction. The Investor Group has committed to fund all of such requirements, up to an aggregate of $4.0 million. If our cash requirements for the Reverse/Forward Stock Split are less than $4.0 million, the Investor Group may, in its sole discretion and on a pro rata basis based on amounts committed under the Purchase Agreement, elect to purchase additional shares of our Preferred Stock up to an aggregate investment of $4.0 million. Of the amounts to be funded pursuant to the Purchase Agreement, the Psilos Funds have committed to purchase 63.75% of the total amount and the Essex Funds, Hickory, Mr. Pappajohn and Dr. Schaffer have committed to purchase 10%, 7.5%, 6.25% and 12.5%, respectively.

Stockholders Agreement

As a condition to the consummation of the Financing, each of the Filing Persons and each of our directors and executive officers are required to enter into the Stockholders Agreement. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement” in this Information Statement.

Interests of the Investor Group in the Reverse/Forward Stock Split and the Financing

As a result of the Reverse/Forward Stock Split and the Financing (assuming the sale of an aggregate of $4.0 million of our Preferred Stock and the consummation of our intended repurchase of all shares of Common Stock held by Radius upon the closing of the Financing), we estimate that the Investor Group will increase its aggregate beneficial ownership of our Common Stock from approximately 74% to 90%. The number of shares of Common Stock and Preferred Stock held by the Investor Group immediately prior to the Reverse/Forward Stock Split will remain unchanged as a result of the Reverse/Forward Stock Split. However, its aggregate percentage ownership of our Common Stock on an as-converted basis will increase due to the retirement of fractional shares purchased by us as part of the Reverse/Forward Stock Split, as well as its acquisition of additional shares of Preferred Stock in the Financing. In addition, the Investor Group will have certain rights not shared by our other stockholders under the Stockholders Agreement, including the right to designate members of our Board, the right to receive periodic financial information about us and preemptive rights to acquire our equity securities that we may issue from time to time. See the information under the caption “General Information About the Reverse/Forward Stock Split—Financing of the Reverse/Forward Stock Split—Stockholders Agreement.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, or the DGCL, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

Our Certificate of Incorporation and Bylaws, each as amended, include provisions that (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) require us to indemnify our directors and officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provide us with the power, in our discretion, to indemnify our employees and other agents as set forth in the DGCL or other applicable law. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be, made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions of our Certificate of Incorporation and Bylaws, each as amended, are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interest and the best interest of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Room 1580, 100 F Street, NE, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s website (http://www.sec.gov).

NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of the stockholders. We will promptly deliver upon written or oral request a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

CareGuide, Inc.

Attn: Finance Department

4401 N.W. 124th Avenue

Coral Springs, Florida 33065

Stockholders may also address future requests for separate delivery of Information Statements, or request delivery of a single copy of Information Statements if they are receiving multiple copies, to us at the address listed above or by contacting us by telephone at (954) 796-3714.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Company has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board,
/s/ CHRIS E. PATERSON
Chris E. Paterson Chief Executive Officer

Coral Springs, Florida

September 5, 2008

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